Filed Pursuant to Rule 424(b)(7)

Registration Statement No. 333-222074

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 21, 2017)

2,200,000 Shares

Common Stock

The Selling Shareholders named in this prospectus supplement are offering an aggregate 2,200,000 shares of common stock of TriState Capital Holdings, Inc. We will not receive any proceeds from the sale of our common stock by the Selling Shareholders.

Our common stock is traded on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “TSC.” On May 21, 2018, the last reported sales price of our common stock as quoted on Nasdaq was $26.86 per share.

The underwriters have agreed to purchase the shares of our common stock from the Selling Shareholders at a price of $25.71 per share, which will result in approximately $56.6 million of proceeds to the Selling Shareholders. The underwriters may offer the shares of our common stock from time to time to purchasers directly or through agents, or through brokerage transactions on The Nasdaq Global Select Market, or to dealers in negotiated transactions or in a combination of such methods of sale, or otherwise, at fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriters and subject to the underwriters’ right to reject any order in whole or in part. See “Underwriting” beginning on page S-18 of this prospectus supplement for more information.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and beginning on page 23 of our Annual Report on Form 10-K for the year ended December 31, 2017.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of our common stock are not a savings account, deposit or other obligation of any of our bank or non-bank subsidiaries and are not insured by the FDIC or any other governmental agency or instrumentality.

Delivery of the shares of common stock is expected to be made on or about May 25, 2018.

The date of this prospectus supplement is May 22, 2018.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We have not, and the Selling Shareholders and the underwriters have not, authorized any person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or that is contained in any free writing prospectus issued by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholders nor the underwriters take any responsibility for, and can provide no assurances as to the reliability of, any other information that others may give to you. We are not, the Selling Shareholders are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement is part of a shelf registration statement on Form S-3 (File No. 333-222074) that the United States Securities and Exchange Commission (the “SEC”) declared effective on December 21, 2017. Under the shelf registration process, we may from time to time offer and sell any combination of the securities described in the accompanying prospectus.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:

•	deterioration of our asset quality;

•	our ability to prudently manage our growth and execute our strategy;

•	changes in the value of collateral securing our loans;

•	business and economic conditions generally and in the financial services industry, nationally and within our local market area;

•	changes in management personnel;

•	our ability to maintain important deposit customer relationships, our reputation and otherwise avoid liquidity risks;

•	our ability to provide investment management performance competitive with our peers and benchmarks;

•	operational risks associated with our business, including cyber-security related risks;

•	volatility and direction of market interest rates;

•	increased competition in the financial services industry, particularly from regional and national institutions;

•	changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters;

•	further government intervention in the U.S. financial system; and

•	natural disasters and adverse weather, acts of terrorism, cyber-attacks, an outbreak of hostilities or other international or domestic calamities, and other matters beyond our control.

For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” section beginning on page S-8 of this prospectus supplement and the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our reports to the SEC that are incorporated by reference into this prospectus.

S-iii

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this document. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. Because this is a summary, it may not contain all the information that may be important to you. Therefore, you should also read the more detailed information set forth in this prospectus supplement, our financial statements and documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in our common stock. See “Where You Can Find Additional Information.” Unless we indicate otherwise, the words “we,” “our,” “us” and the “Company” refer to TriState Capital Holdings, Inc. and its wholly owned subsidiaries and “Selling Shareholders” refers to LM III TriState Holdings LLC and LM III-A TriState Holdings LLC.

TriState Capital Holdings, Inc.

TriState Capital Holdings, Inc., a Pennsylvania corporation, is a bank holding company. The Company has three wholly owned subsidiaries: TriState Capital Bank (the “Bank”), a Pennsylvania-chartered bank; Chartwell Investment Partners, LLC (“Chartwell”), a registered investment advisor; and Chartwell TSC Securities Corp. (“CTSC Securities”), a registered broker/dealer.

Through the Bank, we serve middle-market businesses in our primary markets throughout the states of Pennsylvania, Ohio, New Jersey and New York and we also serve high net-worth individuals on a national basis through our private banking channel. We market and distribute our banking products and services through a scalable branchless banking model, which creates significant operating leverage throughout our business as we continue to grow. As of March 31, 2018, the Bank had total assets of $4.82 billion, total loans held for investment of $4.30 billion and total deposits of approximately $4.11 billion.

Through Chartwell we provide investment management services primarily to institutional investors, mutual funds and individual investors on a national basis. CTSC Securities supports the marketing efforts for Chartwell’s proprietary investment products. As of March 31, 2018, Chartwell had assets under management of $8.34 billion.

Our common stock is traded on Nasdaq under the symbol “TSC.” Our principal executive office is located at One Oxford Centre, 301 Grant Street, Suite 2700, Pittsburgh, Pennsylvania 15219, and our telephone number at that office is (412) 304-0304. Our website is located at www.tristatecapitalbank.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

The Selling Shareholders

The Selling Shareholders named in this prospectus supplement are offering an aggregate 2,200,000 shares of our common stock. The Selling Shareholders initially invested in our Series C Preferred Stock in a private placement which closed on August 10, 2012. On May 14, 2013, the date of the closing of our initial public offering, that Series C Preferred Stock was converted into shares of our common stock. Following the completion of the offering under this prospectus supplement the Selling Shareholders are expected to own approximately 9.2% of the Company’s outstanding common stock.

In addition, one of our directors, James E. Minnick, is an officer of Lovell Minnick Partners LLC, which has voting and dispositive power over the Selling Shareholders’ shares. Mr. Minnick has served as a director of the Company and Bank since August 2012 as the designee of the Selling Shareholders. Following the completion of this offering, Mr. Minnick will remain a member of the Board of Directors of both the Company and the Bank. Our agreements with the Selling Shareholders provide that we will cause one nominee of the Selling Shareholders to be nominated for election to the Board of Directors of both the Company and the Bank for as long as the Selling Shareholders funds collectively own more than 4.9% of our outstanding common stock.

The Offering

The following summary contains summary information about our common stock and this offering and is not intended to be complete. It does not contain all the information that you should consider before deciding whether to invest in our common stock. For a complete understanding of our common stock, you should read the section of the accompanying prospectus entitled “Description of Common Stock.”

Number of shares offered by the Selling Shareholders	2,200,000 shares of common stock

Common stock outstanding	28,993,664 shares of common stock as of May 21, 2018

Selling Shareholders	The Selling Shareholders are LM III TriState Holdings LLC and LM III-A TriState Holdings LLC. As of May 21, 2018, the Selling Shareholders beneficially owned in the aggregate 4,878,049 shares of our common stock, which represented approximately 17% of our outstanding common stock as of that date. See “Selling Shareholders.”

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the Selling Shareholders.

Risk factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement and beginning on page 23 of our Annual Report on Form 10-K for the year ended December 31, 2017, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq Global Select Market symbol	Our common stock trades on Nasdaq under the symbol “TSC.”

The number of shares of our common stock outstanding as of May 21, 2018 excludes:

•	861,143 shares issuable upon exercise of stock options outstanding as of May 21, 2018 at a weighted average exercise price of $10.68; and

•	an aggregate of 1,020,352 shares reserved for future grants under our equity incentive plans as of May 21, 2018.

For additional information regarding our common stock, see “Description of Common Stock” in the accompanying prospectus.

Selected Financial Information

The following tables set forth selected historical financial and other information for the periods ended and as of the dates indicated. The selected financial information presented below as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 is derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. The selected historical financial information as of March 31, 2017 is derived from our unaudited consolidated financial statements for the quarter ended March 31, 2017, which are not included or incorporated by reference in this prospectus supplement. The selected financial information presented below as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 is derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2017. The selected financial information as of December 31, 2015, 2014 and 2013 and for the years ended December 31, 2014 and 2013 is derived from our audited consolidated financial statements for the years then ended, which are not included or incorporated by reference in this prospectus supplement. Results from prior periods are not necessarily indicative of results that may be expected for any future period.

This selected financial information should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and our Annual Report on Form 10-K for the year ended December 31, 2017, and with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

(Dollars in thousands, except per share data)	As of and For the Three Months Ended March 31,		As of and For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Income statement data:
Interest income	$41,416	$28,737	$134,295	$98,312	$83,596	$78,085	$72,870
Interest expense	15,154	7,821	42,942	23,499	15,643	12,251	11,067

Net interest income	26,262	20,916	91,353	74,813	67,953	65,834	61,803
Provision (credit) for loan losses	195	243	(623)	838	13	10,159	8,187

Net interest income after provision for loan losses	26,067	20,673	91,976	73,975	67,940	55,675	53,616

Total non-interest income	11,089	11,409	46,966	46,508	35,483	31,549	5,779
Total non-interest expense	23,850	21,158	91,472	78,794	70,043	64,327	40,815

Income before tax	13,306	10,924	47,470	41,689	33,380	22,897	18,580
Income tax expense	2,905	3,432	9,482	13,048	10,892	6,969	5,713

Net income	$10,401	$7,492	$37,988	$28,641	$22,488	$15,928	$12,867

Earnings per common share—basic	$0.38	$0.27	$1.38	$1.04	$0.81	$0.56	$0.49
Earnings per common share—diluted	0.36	0.26	1.32	1.01	0.80	0.55	0.48

(Dollars in thousands, except per share data)	As of and For the Three Months Ended March 31,		As of and For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Balance sheet data:
Cash and cash equivalents	$145,033	$112,501	$156,153	$103,994	$96,676	$105,710	$146,558
Total investment securities	245,350	234,866	220,552	238,473	225,411	211,893	230,180
Loans held-for-investment	4,302,766	3,537,090	4,184,244	3,401,054	2,841,284	2,400,052	1,860,775
Allowance for loan losses	(14,818)	(16,185)	(14,417)	(18,762)	(17,974)	(20,273)	(18,996)

Loans held-for-investment, net	4,287,948	3,520,905	4,169,827	3,382,292	2,823,310	2,379,779	1,841,779
Goodwill and other intangible assets, net	64,897	66,746	65,358	67,209	50,816	52,374	—
Other assets	163,525	140,019	166,007	138,489	105,958	96,207	71,992

Total assets	4,906,753	4,075,037	4,777,897	3,930,457	3,302,171	2,845,963	2,290,509

Deposits	4,098,955	3,317,880	3,987,611	3,286,779	2,689,844	2,336,953	1,961,705
Borrowings, net	304,764	349,561	335,913	239,510	254,308	164,106	20,000
Other liabilities	62,805	47,937	65,302	52,361	32,042	39,514	14,859

Total liabilities	4,466,524	3,715,378	4,388,826	3,578,650	2,976,194	2,540,573	1,996,564

Total shareholders’ equity	440,229	359,659	389,071	351,807	325,977	305,390	293,945

Book value per common share	13.87	12.52	13.61	12.38	11.62	10.88	10.25
Tangible book value per common share(1)	11.63	10.19	11.32	10.02	9.81	9.02	10.25
Performance ratios:
Return on average assets	0.89%	0.76%	0.89%	0.81%	0.74%	0.61%	0.59%
Return on average equity	10.64%	8.52%	10.30%	8.48%	7.13%	5.25%	4.84%
Net interest margin(2)	2.35%	2.24%	2.25%	2.23%	2.36%	2.62%	2.92%
Adjusted total revenue(1)	$37,346	$32,327	$138,009	$121,244	$103,403	$95,955	$66,785
Bank efficiency ratio(1)	54.48%	57.99%	57.39%	61.17%	62.30%	59.93%	59.98%
Efficiency ratio(1)	62.63%	64.02%	64.94%	66.29%	65.65%	63.96%	59.84%
Non-interest expense to average assets	2.03%	2.15%	2.15%	2.23%	2.32%	2.44%	1.88%
Asset quality:
Non-performing loans	$2,477	$14,053	$3,183	$17,790	$16,660	$30,232	$20,293
Non-performing assets	$6,053	$18,231	$6,759	$21,968	$18,390	$31,602	$21,706
Other real estate owned	$3,576	$4,178	$3,576	$4,178	$1,730	$1,370	$1,413
Non-performing assets to total assets	0.12%	0.45%	0.14%	0.56%	0.56%	1.11%	0.95%
Non-performing loans to total loans	0.06%	0.40%	0.08%	0.52%	0.59%	1.26%	1.09%
Allowance for loan losses to loans	0.34%	0.46%	0.34%	0.55%	0.63%	0.84%	1.02%
Allowance for loan losses to non-performing loans	598.22%	115.17%	452.94%	105.46%	107.89%	67.06%	93.61%
Net charge-offs (recoveries)	$(206)	$2,820	$3,772	$50	$2,312	$8,882	$7,065
Net charge-offs (recoveries) to average total loans	(0.02)%	0.33%	0.10%	—%	0.09%	0.14%	0.41%

(Dollars in thousands, except per share data)	As of and For the Three Months Ended March 31,		As of and For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Capital ratios:
Average equity to average assets	8.34%	8.94%	8.65%	9.56%	10.43%	11.53%	12.23%
Tier 1 leverage ratio	7.96%	7.56%	7.25%	7.90%	9.05%	9.21%	13.12%
Common equity tier 1 risk-based capital ratio	11.09%	11.42%	11.14%	11.49%	12.20%	N/A	N/A
Tier 1 risk-based capital ratio	12.25%	11.42%	11.14%	11.49%	12.20%	9.24%	13.45%
Total risk-based capital ratio	12.84%	12.39%	11.72%	12.66%	13.88%	11.02%	14.34%
Investment Management Segment:
Assets under management	$8,344,000	$8,192,000	$8,309,000	$8,055,000	$8,005,000	$7,714,000	$—
Adjusted EBITDA(1)	$1,515	$2,475	$7,421	$9,873	$9,082	$6,952	$—

(1)	These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. Our management uses these non-GAAP financial measures in their analysis of the performance of the Company. These measures are not necessarily comparable to similar measures that may be presented by other companies. The non-GAAP financial measures presented in this prospectus supplement are calculated as follows:

•	“Tangible common equity” is defined as common shareholders’ equity reduced by intangible assets, including goodwill. We believe this measure is important to management and investors to better understand and assess changes from period to period in shareholders’ equity exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a business purchase combination, has the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets.

•	“Tangible book value per common share” is defined as book value, excluding the impact of intangible assets, including goodwill, divided by common shares outstanding. We believe this measure is important to many investors who are interested in changes from period to period in book value per share exclusive of changes in intangible assets.

•	“Adjusted total revenue” is defined as net interest income and non-interest income, excluding gains and losses on the sale and call of investment securities. We believe adjustments made to our operating revenue allow management and investors to better assess our operating revenue by removing the volatility that is associated with certain items that are unrelated to our core business.

•	“Efficiency ratio” is defined as non-interest expense, excluding acquisition related items and intangible amortization expense, where applicable, divided by our adjusted total revenue. We believe this measure, particularly at the Bank, allows management and investors to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with

•	“EBITDA” and “adjusted EBITDA” are defined as net income before interest expense, income taxes, depreciation and amortization adjusted for acquisition related items. We use adjusted EBITDA particularly to assess the strength of our investment management business. We believe this measure is important because it allows management and investors to better assess our investment management performance in relation to our core operating earnings, excluding certain non-cash items and the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

Reconciliations of non-GAAP numbers to their most directly comparable GAAP measures are included in the tables below.

(2)	Net interest margin is calculated on a fully taxable equivalent basis.

Reconciliation of Non-GAAP Financial Measures

(Dollars in thousands, except per share data)	As of and For the Three Months Ended March 31,		As of and For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Tangible book value per common share:
Common shareholders’ equity	$401,789	$359,659	$389,071	$351,807	$325,977	$305,390	$293,945
Less: intangible assets	64,897	66,746	65,358	67,209	50,816	52,374	—

Tangible common equity	$336,892	$292,913	$323,713	$284,598	$275,161	$253,016	$293,945

Common shares outstanding	28,976,214	28,731,963	28,591,101	28,415,654	28,056,195	28,060,888	28,690,279

Tangible book value per common share	$11.63	$10.19	$11.32	$10.02	$9.81	$9.02	$10.25

(Dollars in thousands)	As of and For the Three Months Ended March 31,		As of and For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Adjusted total revenue:
Net interest income	$26,262	$20,916	$91,353	$74,813	$67,953	$65,834	$61,803
Total non-interest income	11,089	11,409	46,966	46,508	35,483	31,549	5,779
Less: net gain (loss) on the sale and call of investment securities	5	(2)	310	77	33	1,428	797

Adjusted total revenue	$37,346	$32,327	$138,009	$121,244	$103,403	$95,955	$66,785
Efficiency ratio:
Total non-interest expense	$23,850	$21,158	$91,472	$78,794	$70,043	$64,327	$40,815
Plus: change in fair value of acquisition earn out	—	—	—	3,687	—	(1,614)	—
Less: acquisition related items	—	—	—	352	601	45	854
Less: intangible amortization expense	461	463	1,851	1,753	1,558	1,299	—

Total non-interest expense, as adjusted (numerator)	$23,389	$20,695	$89,621	$80,376	$67,884	$61,369	$39,961

Adjusted total revenue (denominator)	$37,346	$32,327	$138,009	$121,244	$103,403	$95,955	$66,785

Efficiency ratio	62.63%	64.02%	64.94%	66.29%	65.65%	63.96%	59.84%

BANK SEGMENT

(Dollars in thousands)	As of and For the Three Months Ended March 31,		As of and For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Bank adjusted total revenue:
Net interest income	$26,801	$21,391	$93,380	$76,727	$69,899	$66,841	$61,611
Total non-interest income	2,181	2,068	9,864	9,470	5,873	6,449	5,779
Less: net gain (loss) on the sale and call of investment securities	5	(2)	310	77	33	1,428	797

Bank adjusted total revenue	$28,977	$23,461	$102,934	$86,120	$75,739	$71,862	$66,593
Bank efficiency ratio:
Total non-interest expense	$15,786	$13,605	$59,073	$52,676	$47,186	$43,115	$40,795
Less: acquisition related items	—	—	—	—	—	45	854

Total non-interest expense, as adjusted (numerator)	$15,786	$13,605	$59,073	$52,676	$47,186	$43,070	$39,941

Bank adjusted total revenue (denominator)	$28,977	$23,461	$102,934	$86,120	$75,739	$71,862	$66,593

Bank efficiency ratio	54.48%	57.99%	57.39%	61.17%	62.30%	59.93%	59.98%

INVESTMENT MANAGEMENT SEGMENT

(Dollars in thousands)	As of and For the Three Months Ended March 31,		As of and For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Investment Management EBITDA:
Net income	$702	$1,168	$4,551	$6,933	$4,368	$2,479	$—
Interest expense	—	—	—	—	—	—	—
Income tax expense	227	727	522	4,357	2,477	1,527	—
Depreciation expense	125	117	497	165	78	33	—
Intangible amortization expense	461	463	1,851	1,753	1,558	1,299	—

EBITDA	1,515	2,475	7,421	13,208	8,481	5,338	—
Change in fair value of acquisition earn out	—	—	—	(3,687)	—	1,614	—
Acquisition related items	—	—	—	352	601	—	—

Adjusted EBITDA	$1,515	$2,475	$7,421	$9,873	$9,082	$6,952	$—

RISK FACTORS

An investment in our common stock involves certain risks relating to our common stock and the Company. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2017, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our common stock and the loss of all or part of your investment.

Risks Related to an Investment in Our Common Stock and This Offering

Future sales of our common stock may adversely affect our stock price.

The market price of our common stock may be adversely affected by the sale of a significant quantity of our outstanding common stock (including any securities convertible into or exercisable or exchangeable for common stock), or the perception that such a sale could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to raise additional capital by selling equity securities in the future at a time and price that we deem appropriate.

The market price of our common stock may be subject to substantial fluctuations, which may make it difficult for you to sell your shares at the volume, prices and times desired.

The market price of our common stock may be highly volatile, which may make it difficult to resell shares of our common stock at the volume, prices and times desired. There are many factors that may impact the market price and trading volume of our common stock, including, without limitation:

•	actual or anticipated fluctuations in our operating results, financial condition or asset quality;

•	changes in economic or business conditions;

•	the effects of, and changes in, trade, monetary and fiscal policies, including the interest rate policies of the Federal Reserve;

•	publication of research reports about us, our competitors, or the financial services industry generally, or changes in, or failure to meet, securities analysts’ estimates of our financial and operating performance, or lack of research reports by industry analysts or ceasing of coverage;

•	operating and stock price performance of companies that investors deemed comparable to us;

•	additional or anticipated sales of our common stock or other securities by us or our existing shareholders;

•	additions or departures of key personnel;

•	perceptions in the marketplace regarding our competitors and/or us;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving our competitors or us;

•	other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services; and

•	other news, announcements or disclosures (whether by us or others) related to us, our competitors, our core market or the financial services industry.

The stock market and, in particular, the market for financial institution stocks have experienced substantial fluctuations in recent years, which in many cases have been unrelated to the operating performance and prospects of particular companies. In addition, significant fluctuations in the trading volume in our common stock may cause significant price variations to occur. Increased market volatility may materially and adversely affect the market price of our common stock, which could make it difficult to sell your shares at the volume, prices and times desired.

The market price of our common stock could decline significantly due to actual or anticipated issuances or sales of our common stock in the future.

Actual or anticipated issuances or sales of substantial amounts of our common stock could cause the market price of our common stock to decline significantly and make it more difficult for us to sell equity or equity-related securities in the future at a time and on terms that we deem appropriate. The issuance of any shares of our common stock in the future also would, and equity-related securities could, dilute the percentage ownership interest held by shareholders prior to such issuance. We may issue additional equity securities, or debt securities convertible into or exercisable or exchangeable for equity securities, from time to time to raise additional capital, support growth or to make acquisitions. Further, we expect to issue stock options or other stock awards to retain and motivate our employees, executives and directors. These issuances of securities could dilute the voting and economic interests of our existing shareholders.

We have not paid dividends on our common stock and are subject to regulatory restrictions on our ability to pay dividends in the foreseeable future.

We have not paid any dividends on our common stock since inception. Instead, we have utilized our earnings for working capital to support our operations and to finance the growth and development of our business. Under the terms of our 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock, we are prohibited from paying any dividends on our common stock unless the full dividends for the most recently completed Dividend Period for such preferred stock have been declared and paid in full, or declared and a sum sufficient for the payment of those dividends has been set aside. In addition, we are subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies. Finally, because TriState Capital Bank is our most significant asset, our ability to pay dividends to our shareholders depends in large part on our receipt of dividends from the Bank, which is also subject to restrictions on dividends as a result of banking laws, regulations and policies. In addition, under our Credit Agreement (the “Credit Agreement”) with Texas Capital Bank (“TCB”) we are prohibited from paying a dividend on our common stock unless (i) we are not in default, and payment of such dividend would not cause us to be in default, under the Credit Agreement, (ii) such dividend does not exceed, on an annual basis, 25% of the Company’s net income for the 12-month period ended on the last day of the month immediately preceding the dividend payment, and (iii) we have demonstrated to TCB’s satisfaction that after giving effect to such dividend payment, calculated on a proforma basis as of the last day of the quarter immediately preceding the date of the dividend payment, TriState Capital Holdings, Inc. and the Bank are in compliance with certain financial covenants set forth in the Credit Agreement. Such financial covenants include, among other things, requirements that (i) we and the Bank remain well-capitalized under the FDIC’s prompt corrective action regulations, (ii) we and the Bank maintain at least a 10% total risk-based capital ratio, (iii) we and the Bank maintain at least an 8% common equity Tier 1 capital ratio, (iv) we maintain a non-performing assets to common equity Tier 1 capital ratio of 20% or less, (v) we maintain a debt service coverage ratio, as calculated pursuant to the Credit Agreement, of not less than 1.10 to 1.0, (vi) we maintain at least $4,500,000 in total liquid assets, as defined in the Credit Agreement, including at least $2,500,000 in cash or deposit account balances, and (vii) we and each of our subsidiaries have positive net income, as determined on the last day of any fiscal quarter, for the four quarters ending on such last day (except that our broker-dealer subsidiary’s net income shall not be less than zero dollars). Even if we decide to pay dividends in the future (and we have not made such a decision), we would also have to comply with these restrictions.

Our corporate governance documents, and certain corporate and banking laws applicable to us, could make a takeover more difficult.

Certain provisions of our amended and restated articles of incorporation, our bylaws, as amended, and corporate and federal banking laws, could make it more difficult for a third party to acquire control of our organization or conduct a proxy contest, even if those events were perceived by many of our shareholders as beneficial to their interests. These provisions, and the corporate and banking laws and regulations applicable to us:

•	empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;

•	divide our board of directors into four classes serving staggered four-year terms;

•	eliminate cumulative voting in elections of directors;

•	require the request of holders of at least 10% of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders’ meeting;

•	require at least 60 days’ advance notice of nominations by shareholders for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

•	require prior regulatory application and approval of any transaction involving control of our organization.

These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including circumstances in which our shareholders might otherwise receive a premium over the market price of our shares.

There are substantial regulatory limitations on changes of control of bank holding companies.

The Bank Holding Company Act of 1956 (the “BHC Act”) requires any bank holding company to obtain the approval of the Federal Reserve prior to the acquisition of 5% or more of our common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or any holder that otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the BHC Act. Accordingly, prospective investors need to be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. These provisions effectively inhibit certain mergers or other business combinations, which, in turn, could adversely affect the market price of our common stock.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on The Nasdaq Global Select Market under the symbol “TSC.” On May 21, 2018, the last reported sale price of our common stock on Nasdaq was $26.86 per share. You are advised to obtain current market quotations for our common stock.

The following table provides the range of high and low sale prices per share during the periods indicated, as reported on Nasdaq.

	High	Low
2018
Second Quarter (through May 21, 2018)	$26.90	$22.70
First Quarter	25.40	22.05
2017
Fourth Quarter	$25.00	$21.90
Third Quarter	25.75	20.30
Second Quarter	26.30	22.30
First Quarter	24.90	19.65
2016
Fourth Quarter	$22.60	$15.46
Third Quarter	16.28	13.02
Second Quarter	14.00	11.65
First Quarter	13.85	10.77

As of May 21, 2018, there were 152 holders of record of our common stock.

We are authorized to issue up to 45,000,000 shares of common stock, no par value. As of May 21, 2018, there were 28,993,664 shares of our common stock outstanding. We are authorized to issue up to 150,000 shares of preferred stock, no par value. As of May 21, 2018, there were 40,250 shares of our 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock outstanding.

As of May 21, 2018, there were options outstanding to purchase 861,143 shares of our common stock granted under our equity compensation plans.

Dividends

We have not paid any dividends on our common stock since inception. Our principal source of funds to pay cash dividends on our common stock would be cash dividends from our Bank and Chartwell subsidiaries. The payment of dividends by our Bank is subject to certain restrictions imposed by federal and state banking laws, regulations and authorities. See “Item 1. Business—Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this prospectus supplement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the Selling Shareholders.

SELLING SHAREHOLDERS

The following table sets forth:

•	the names of the Selling Shareholders;

•	the number and percentage of shares of our common stock that the Selling Shareholders beneficially owned prior to the offering under this prospectus supplement;

•	the number of shares of our common stock that are being offered for resale for the account of the Selling Shareholders under this prospectus supplement; and

•	the number and percentage of shares of our common stock to be beneficially owned by the Selling Shareholders after the offering if all of the shares are sold.

As of May 21, 2018, the Selling Shareholders held an aggregate of 4,878,049 shares of our common stock, or approximately 17% of our outstanding common stock as of that date. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Beneficial ownership of the Selling Shareholders, as stated below, is determined in accordance with the rules and regulations of the SEC.

	Shares of Our Common Stock Beneficially Owned Prior to the Offering		Shares of Our Common Stock that may be Sold in the Offering	Shares of Our Common Stock Beneficially Owned Following the Offering
Selling Shareholder	Number	%(1)	Number	Number	%
LM III TriState Holdings LLC(2)	3,373,693	11.6%	1,521,535	1,852,158	6.4%
LM III-A TriState Holdings LLC(3)	1,504,356	5.2%	678,465	825,891	2.8%

(1)	Percentages are based on 28,993,664 shares of our common stock outstanding as of May 21, 2018 and reflect the ownership percentage of each Selling Shareholder as of such date.
(2)	Lovell Minnick Partners LLC is the managing member of Fund III UGP LLC, which is, in turn, the general partner of Lovell Minnick Equity Advisors III LP, which is, in turn, the general partner of Lovell Minnick Equity Partners III LP. Lovell Minnick Equity Partners III LP is the managing member of LM III TriState Holdings LLC. As an officer of Lovell Minnick Partners LLC, Mr. Minnick may be deemed to share beneficial ownership of the shares of our common stock held by this fund. Each of the foregoing persons expressly disclaims beneficial ownership of the reported shares except to the extent of his or its pecuniary interest therein. Lovell Minnick Partners LLC has voting and dispositive power over these shares. The business address for LM III TriState Holdings LLC is 150 N. Radnor Chester Road, Suite A200, Radnor, Pennsylvania 19087.
(3)	Lovell Minnick Partners LLC is the managing member of Fund III UGP LLC, which is, in turn, the general partner of Lovell Minnick Equity Advisors III LP, which is, in turn, the general partner of Lovell Minnick Equity Partners III-A LP. Lovell Minnick Equity Partners III-A LP is the managing member of LM III-A TriState Holdings LLC. As an officer of Lovell Minnick Partners LLC, Mr. Minnick may be deemed to share beneficial ownership of the shares of our common stock held by this fund. Each of the foregoing persons expressly disclaims beneficial ownership of the reported shares except to the extent of his or its pecuniary interest therein. Lovell Minnick Partners LLC has voting and dispositive power over these shares. The business address for LM III-A TriState Holdings LLC is 150 N. Radnor Chester Road, Suite A200, Radnor, Pennsylvania 19087.

The shares offered for sale by each Selling Shareholder were initially acquired by such Selling Shareholder in connection with the conversion of Perpetual Convertible Preferred Stock, Series C into common stock as part of our initial public offering in May 2013.

Information with respect to the beneficial ownership of all or any part of the shares of our common stock appearing in any prospectus supplement, report or post-effective amendment that we file with the SEC relating to any Selling Shareholder or to a particular offer of any of the shares will be based on our records, information filed with the SEC or information furnished to us by one or more of the Selling Shareholders. Beneficial ownership of the shares has been and will be determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and investment power with respect to those securities.

We have not agreed to register or otherwise qualify any of the shares of our common stock for offer and sale in any other country or to seek to have the shares admitted to trading on any foreign securities exchange.

Material Relationships with the Selling Shareholders

See “Description of Common Stock—Rights of Selling Stockholders” in the accompanying prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material United States federal income and estate tax considerations relating to the acquisition, ownership, and disposition of shares of our common stock by a non-U.S. holder (as defined below) that acquires our common stock in this offering and holds it as a capital asset. This discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. These tax laws are subject to change, possibly with retroactive effect, and subject to differing interpretations that could affect the tax consequences described herein.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that, for United States federal income tax purposes, is:

•	a non-resident alien;

•	a foreign corporation (or other entity taxable as a corporation);

•	an estate the income of which is not subject to United States federal income taxation regardless of its source; or

•	a trust that does not have in effect a valid election under the Treasury regulations to be treated as a United States person and either (1) no court within the United States is able to exercise primary supervision over the trust’s administration or (2) no United States person has the authority to control all substantial decisions of that trust.

This discussion does not address all aspects of United States federal income and estate taxation that may be applicable to non-U.S. holders in light of their particular circumstances or status (including, for example, financial institutions, banks, investment funds, broker-dealers or traders in securities, insurance companies, partnerships or other pass-through entities, corporations that accumulate earnings to avoid U.S. federal income tax, certain United States expatriates, persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” (as defined in the Code), tax-exempt organizations, tax-qualified retirement plans, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, persons in special situations, such as those that have elected to mark securities to market or that hold shares of our common stock as part of a straddle, hedge or other integrated investment, and foreign governments or agencies).

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a person treated as a partner in the partnership for United States federal income tax purposes generally will depend on the status of the partner and the activities of the partnership. Partnerships (and other entities or arrangements so treated for United States federal income tax purposes) and their partners should consult their own tax advisors.

This discussion addresses only non-U.S. holders and does not discuss any tax considerations other than United States federal income tax and certain United States federal estate tax considerations. Prospective investors are urged to consult their own tax advisors regarding the United States federal, state, and local, and foreign tax consequences of the purchase, ownership, and disposition of our common stock, including the effect of any applicable income or estate tax treaty.

Dividends

If we make a distribution of cash or property with respect to our common stock, any such distribution generally will constitute a dividend for United States federal income tax purposes. Subject to the discussion below under “FATCA Withholding” and “Information Reporting and Backup Withholding,” any such dividends paid to a non-U.S. holder generally will be subject to withholding tax at a 30% rate or at a lower rate under an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. In order to receive a reduced treaty withholding tax rate and to avoid backup withholding, as described below, a non-U.S. holder must furnish to us or our paying agent a properly executed Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) prior to payment of the dividend, certifying under penalties of perjury that the non-U.S. holder is entitled to a reduction in withholding under an applicable income tax treaty. A non-U.S. holder that holds our common stock through a financial institution or other agent will be required to provide appropriate documentation to the financial institution or other agent, which then will be required to provide certification to us or our paying agent either directly or through other intermediaries. A non-U.S. holder that is eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing a refund claim with the Internal Revenue Service.

A non-U.S. holder is exempt from the withholding tax described above if the dividend is “effectively connected” with the conduct of a trade or business in the United States of the non-U.S. holder (and, if an applicable income tax treaty so provides, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) and the non-U.S. holder furnishes to us or our paying agent an Internal Revenue Service Form W-8ECI (or applicable successor form), certifying under penalties of perjury that the dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so provides, attributable to a permanent establishment or fixed base maintained in the United States). “Effectively connected” dividends will generally be subject to United States federal income tax at the graduated rates that also apply to U.S. persons. A corporate non-U.S. holder may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or at a lower rate under an applicable income tax treaty) with respect to its “effectively connected” dividends.

To the extent a distribution with respect to our common stock exceeds our current or accumulated earnings and profits, as determined under United States federal income tax principles, the distribution will be treated, first, as a tax-free return of the non-U.S. holder’s investment, up to the holder’s adjusted tax basis in its shares of our common stock, and, thereafter, as capital gain, which is subject to the tax treatment described below in “—Gain on Sale, Exchange or Other Taxable Disposition.”

Gain On Sale, Exchange or Other Taxable Disposition

Subject to the discussion below under “FATCA Withholding” and “Information Reporting and Backup Withholding,” a non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on gain realized upon a sale, exchange or other taxable disposition of shares of our common stock (including a redemption, but only if the redemption would be treated as a sale or exchange rather than a distribution for United States federal income tax purposes) unless:

•	the gain is “effectively connected” with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained in the United States), in which case the non-U.S. holder generally will be subject to United States federal income tax on a net income basis with respect to such gain in the same manner as if such holder were a resident of the United States and, if the non-U.S. holder is a corporation for United States federal income tax purposes, will be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate under an applicable income tax treaty);

•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other conditions, in which case the non-U.S. holder generally will be subject to United States federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S.-source capital losses for the year; or

•	we are or have been a “United States real property holding corporation”, or USRPHC, as described below, at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period for our common stock (the “relevant period”) and the non-U.S. holder (i) disposes of our common stock during a calendar year when our common stock is no longer regularly traded on an established securities market or (ii) owned (directly, indirectly, and constructively) more than 5% of our common stock at any time during the relevant period, in which case such a non-U.S. holder will be subject to tax on the gain on the disposition of shares of our common stock generally as if the gain were effectively connected with the conduct of a trade or business in the United States, except that the “branch profits tax” will not apply.

We believe we currently are not, and we do not anticipate becoming, a USRPHC for United States federal income tax purposes. Generally, a corporation is a USRPHC only if the fair market value of its United States real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

FATCA Withholding

Sections 1471 through 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) impose a 30% withholding tax on dividends paid on our common stock to, and the gross proceeds derived from the sale or other disposition of our common stock on or after January 1, 2019 by, a foreign entity unless the foreign entity:

•	is a “foreign financial institution” that (i) undertakes specified due diligence, reporting, withholding and certification obligations or (ii) is a resident in a jurisdiction that has entered into an intergovernmental agreement with the United States relating to FATCA and complies with the diligence and reporting requirements of the intergovernmental agreement and local implementing rules;

•	is not a “foreign financial institution” and identifies certain of its U.S. investors; or

•	otherwise is exempted from withholding under FATCA.

Under certain circumstances, a non-U.S. holder will be eligible for refunds or credits of withholding taxes imposed under FATCA by filing a United States federal income tax return. Prospective investors should consult their tax advisors regarding the effect of FATCA on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Except as described below, a non-U.S. holder generally will be exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of shares or our common stock effected at a United States office of a broker, as long as the payor or broker does not have actual knowledge or reason to know that the holder is a United States person and has furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable, on which the non-U.S. holder certifies, under penalties of perjury, that it is a non-United States person; or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with Treasury regulations,

or the non-U.S. holder otherwise establishes an exemption.

However, we must report annually to the Internal Revenue Service and to non-U.S. holders the amount of dividends paid to them and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the respective non-U.S. holder resides under the provisions of an applicable income tax treaty.

Payment of the proceeds from the sale of our common shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our common stock by a non-U.S. holder that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by the non-U.S. holder in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to the non-U.S. holder at a United States address; or

•	the sale has some other specified connection with the United States as provided in the Treasury regulations,

unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above are met or the non-U.S. holder otherwise establishes an exemption.

In addition, a sale of shares of our common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a “controlled foreign corporation” for United States federal income tax purposes;

•	a foreign person 50% or more of the whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year (a) one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (b) such foreign partnership is engaged in the conduct of a trade or business in the United States, unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above are met or an exemption is otherwise established. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the holder is a United States person.

Backup withholding is not an additional tax. A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the non-U.S. holder’s income tax liability by timely filing a refund claim with the Internal Revenue Service.

Federal Estate Taxes

The estates of nonresident alien decedents generally are subject to United States federal estate tax on property with a United States situs. Because we are a United States corporation, our common stock will be United States situs property and therefore will be included in the taxable estate of a nonresident alien decedent at the time of the decedent’s death, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. An estate tax credit is available to reduce the net tax liability of a nonresident alien’s estate, but the estate tax credit for a nonresident alien is generally much smaller than the applicable credit for computing the estate tax of a United States resident. Nonresident aliens should consult their personal tax advisors regarding the United States federal estate tax consequences of owning our common stock.

UNDERWRITING

The Selling Shareholders are offering the shares of common stock described in this prospectus supplement through the underwriters listed below. We and the Selling Shareholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the Selling Shareholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from the Selling Shareholders, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Keefe, Bruyette & Woods, Inc.	2,200,000

Total	2,200,000

The underwriters are collectively referred to as the “underwriters.” To the extent there is one underwriter, “underwriters” refers to the underwriter listed in the table above. The underwriters are committed to purchase all the common shares offered by the Selling Shareholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters are purchasing the shares of common stock from the Selling Shareholders at a price of $25.71 per share. The underwriters propose to offer the shares of common stock for sale from time to time in one or more transactions on Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt of acceptance by them and subject to their right to reject any order in whole or in part. The underwriters may effect such transactions by selling the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriters purchase shares of common stock and the price at which the underwriters resell such shares of common stock may be deemed underwriting compensation.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $307,000. We have agreed to pay expenses incurred by the Selling Shareholders in connection with the offering, other than the underwriting discounts and commissions, up to $100,000.

Lock-up

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the underwriters for a period of 45 days after the date of this prospectus supplement. Notwithstanding the foregoing, we may issue shares or options to purchase shares, or issue shares upon exercise of options or warrants, pursuant to any stock option, stock bonus or other stock plan, arrangement or agreement described in this prospectus supplement.

The Selling Shareholders and our Chairman, President and Chief Executive Officer have agreed that these persons or entities for a period of 45 days from the date of the underwriting agreement, may not, without the prior written consent of the underwriters, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

Such restrictions, however, do not apply to the Selling Shareholders with respect to (A) transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering, (B) transfers of shares of common stock or any security convertible into common stock as a bona fide gift or gifts, (C) (i) transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control with the Selling Shareholder or (ii) distributions of shares of common stock or any security convertible into or exercisable for common stock to partners, limited liability company members or stockholders of the Selling Shareholder, (D) transfers in connection with the “net” or “cashless” exercise or settlement of stock options, restricted stock units or other equity awards pursuant to an employee benefit plan disclosed herein (and any transfer necessary to generate such amount of cash needed for the payment of taxes, including estimated taxes, due as a result of such settlement or exercise whether by means of a “net settlement” or otherwise), (E) the establishment or amendment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the 45 day period and (ii) no public announcement or filing under the Exchange Act will be made unless legally required of or on behalf of the Selling Shareholder or the Company regarding the establishment or amendment of such plan, in which case such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the 45 day period and (F) the transfer of shares of common stock or any security convertible into or exercisable or exchangeable for common stock following the date of this prospectus supplement pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction involving a change of control of the Company approved by the Company’s board of directors, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the common stock owned by the Selling Shareholder shall remain subject to such restrictions; provided that in the case of any transfer or distribution pursuant to clause (B), (C), (D) or (F), each donee or distributee shall execute and deliver to the Underwriters a lock-up letter; and provided, further, that in the case of any transfer or distribution pursuant to clauses (A), (B), (C) or (F), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Restricted Period referred to above).

Such restrictions, however, do not apply to our Chairman, President and Chief Executive Officer with respect to (A) transfers of shares of common stock as a bona fide gift or gifts, (B) by will or intestacy and (C) distributions of shares of common stock to members or stockholders; provided that in the case of any such transfer or distribution, each donee or distributee shall execute and deliver to the underwriters a lock-up letter for the balance of the 45 day period; and provided, further, that in the case of any such transfer or distribution, no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 45 day period). In addition, such restrictions do not apply to transfers (i) to any corporation, trust, family limited partnership or other entity for the direct or indirect benefit of our Chairman, President and Chief Executive Officer or his immediate family (for these purposes, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or (ii) to his affiliates or to any investment fund or other entity controlled or managed by him, provided that (1) the underwriters receives a signed lock-up agreement for the balance of the 45 day period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the SEC on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and (4) he does not otherwise voluntarily effect any public filing or report regarding such transfers. Furthermore, our Chairman, President and Chief Executive Officer may sell or otherwise dispose of shares of common stock during the 45 day period (i) that are purchased by him on the open market following this offering, provided that (A) such sales are not required to be reported in any public report or filing with the SEC or otherwise and (B) he does not otherwise voluntarily effect any public filing or report regarding such sales; (ii) that are pledged in a bona fide transaction to third parties as collateral to secure obligations pursuant to lending or other arrangements between such third parties (or their affiliates or designees) and him and/or his affiliates or any similar arrangement relating to a financing arrangement for the benefit of him and/or his affiliates, provided that any such pledgee or other party shall, upon foreclosure on the pledged securities, execute and deliver to the underwriters a lock-up letter for the balance of the 45 day period; and (iii) sufficient to satisfy the tax obligations incurred in connection with an award, or to satisfy the exercise price of stock options by him upon the exercise or vesting of equity awards outstanding or hereinafter granted, under the Company’s 2006 Stock Option Plan or 2014 Omnibus Incentive Plan. Such restrictions also do not restrict (1) the exchange of Company securities in connection with a split, reclassification or recombination of the Company’s shares; or (2) our Chairman, President and Chief Executive Officer, at any time, from entering into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act, relating to the sale of securities of the Company, if then permitted by the Company, provided, that the securities subject to such plan may not be sold or otherwise transferred in a manner prohibited by such restrictions until the 45 day period has expired, and provided, further, that he (A) is not required to report such plan in any public report or filing with the SEC or otherwise and (B) does not make or permit to be made any public filing or report or other public notice regarding the existence of such plan prior to the expiration of the 45 day period.

We and the Selling Shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Listing

Our common stock is listed on Nasdaq under the symbol “TSC.”

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. The underwriters must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise.

None of the underwriters, the Selling Shareholders or us make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, none of the underwriters, the Selling Shareholders or us make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us, the Selling Shareholders and our other affiliates, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriters and/or their affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s website found at www.sec.gov and our website described below.

We have filed with the SEC a registration statement on Form S-3 (File No. 333-222074) relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website and our website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of securities by means of this prospectus supplement and the accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporated by reference into this prospectus supplement and the accompanying prospectus the following documents or information filed with the SEC (File No. 001-35913) other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2018, filed with the SEC on May 7, 2018;

•	our Current Reports on Form 8-K filed with the SEC on January 5, 2018, January 24, 2018 (only to the extent such information is deemed filed pursuant to Item 8.01 of such report), March 20, 2018 and May 21, 2018;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 6, 2013, including any amendments or reports filed for the purpose of updating such description; and

•	the description of our 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock contained in our Registration Statement on Form 8-A filed with the SEC on March 20, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and the accompanying prospectus and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

AVAILABLE INFORMATION

Our filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments thereto, are available on our website as soon as reasonably practicable after the reports are filed with or furnished to the SEC. Copies can be obtained free of charge in the “Investor Relations” section of our website at www.tristatecapitalbank.com. Our SEC filings are also available through the SEC’s website at www.sec.gov. Copies of these filings are also available by writing the Company at the following address:

TriState Capital Holdings, Inc.

Attention: Investor Relations

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, PA 15219

(412) 304-0304

The information on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon by Karla Villatoro de Friedman. As of May 21, 2018, Ms. Villatoro de Friedman held 8,000 restricted shares of common stock, 20,000 depositary shares, each representing a 1/40th ownership interest in a share of our 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock, and options to purchase 3,000 shares granted under our equity incentive plans and was eligible to receive additional equity awards under such plans. Other legal matters will be passed upon by Covington & Burling LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, NY, and for the Selling Shareholders by Kirkland & Ellis LLP, Chicago, IL.

EXPERTS

The consolidated financial statements of TriState Capital Holdings, Inc. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

TRISTATE CAPITAL HOLDINGS, INC.

$170,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants to Purchase Common Stock, Preferred Stock or Debt Securities

Depositary Shares

Units

Selling Stockholders

4,878,049 Shares of Common Stock

From time to time, in one or more offerings, we may offer and sell up to $170,000,000 in aggregate initial offering price of our (i) Common Stock, (2) Preferred Stock, (3) Debt Securities, (4) Warrants to Purchase Common Stock, Preferred Stock or Debt Securities, (5) Depositary Shares or (6) Units. Specific terms of such sales will be provided in supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with any of these offerings.

In addition, this prospectus relates to the resale from time to time of up to 4,878,049 shares of our Common Stock by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholders.

You should read this prospectus and any applicable prospectus supplement before you invest.

The selling stockholders identified in this prospectus will pay any underwriting fees, discounts or commissions and transfer taxes relating to the registration or sale of their shares. We will pay all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including the SEC registration fee with respect to our shares and the selling stockholders’ shares, fees and expenses of our counsel and accountants, as well as the reasonable fees and disbursements of one counsel to the selling stockholders, and any underwriting fees, discounts or commissions and transfer taxes relating to the registration or sale of our securities.

We may offer and sell the securities that are to be offered by us and that are the subject of this prospectus, and the selling stockholders identified in this prospectus, or their respective pledgees, donees, assignees, transferees or other successors in interests, may offer and sell the shares of Common Stock owned by them that are the subject of this prospectus, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. The securities may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” of this prospectus or by any means described in any applicable prospectus supplement.

Any prospectus supplements and related free writing prospectuses may add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

Our common stock is traded on The Nasdaq Global Select Market, or NASDAQ, under the symbol “TSC.” On December 11, 2017, the closing sale price of our common stock on the NASDAQ was $23.30 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 2 and any risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell up to $170,000,000 in total initial aggregate offering price of any combination of securities described in this prospectus, in one or more offerings and at prices and on terms that we determine at the time of the offering. In addition, this prospectus and the registration statement include up to 4,878,049 shares of our common stock that the selling stockholders identified in the prospectus may sell from time to time in one or more offerings.

This prospectus provides a general description of each of the securities we may offer, including of the shares of Common Stock the selling stockholders may from time to time offer. Each time we offer securities covered by this prospectus we will provide a prospectus supplement containing specific information about the terms of the securities being offered and the manner in which we are offering and selling securities under this shelf registration statement. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. In addition, depending on the manner in which the selling stockholders sell securities covered by this prospectus, we may provide a prospectus supplement that will contain specific information about the terms of that offering.

The prospectus supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the common stock or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “TriState,” the “Company,” “we,” “our” and “us” refer, collectively, to TriState Capital Holdings, Inc., a Pennsylvania corporation, and its consolidated subsidiaries.

ABOUT TRISTATE CAPITAL HOLDINGS, INC.

TriState Capital Holdings, Inc. (“we”, “us”, “our” or the “Company”) is a bank holding company headquartered in Pittsburgh, Pennsylvania. The Company has three wholly owned subsidiaries: TriState Capital Bank (the “Bank”), a Pennsylvania chartered bank; Chartwell Investment Partners, LLC (“Chartwell”), a registered investment advisor; and Chartwell TSC Securities Corp. (“CTSC Securities”), a registered broker/dealer with the Securities and Exchange Commission (“SEC”) and Financial Industry Regulatory Authority (“FINRA”). We market and distribute our banking products and services through a scalable branchless banking model, which creates significant operating leverage throughout our business as we continue to grow.

Through our bank subsidiary we serve middle-market businesses in our primary markets throughout the states of Pennsylvania, Ohio, New Jersey and New York, we serve treasury management and liquidity management clients on a national basis, and we serve high-net-worth individuals throughout the United States through our private banking channel. Through our investment management subsidiary, we provide investment management services to institutional, sub-advisory, managed account and private clients on a national basis. Our broker/ dealer subsidiary supports the distribution and marketing efforts for Chartwell’s proprietary investment products.

Our principal executive offices are located at One Oxford Centre, 301 Grant Street, Suite 2700, Pittsburgh, PA 15219 and our telephone number at that address is (412) 304-0304.

RISK FACTORS

Investing in our securities involves certain risks. You should carefully consider the risks and uncertainties described in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, including the risks and uncertainties described in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequently filed Quarterly Reports on Form 10-Q, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only risks we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. For more information, please see “Where You Can Find More Information” below.

FORWARD-LOOKING STATEMENTS

This prospectus, and the information incorporated by reference in this prospectus, includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, as well as the risks outlined in “Part I, Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, “Part II, Item 1A” of our Quarterly Reports on Form 10-Q filed after that Annual Report, and in the other reports we file with the SEC.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:

•	Deterioration of our asset quality;

•	Our ability to prudently manage our growth and execute our strategy;

•	Changes in the value of collateral securing our loans;

•	Business and economic conditions generally and in the financial services industry, nationally and within our local market area;

•	Changes in management personnel;

•	Our ability to maintain important deposit customer relationships, our reputation and otherwise avoid liquidity risks;

•	Our ability to provide investment management performance competitive with our peers and benchmarks;

•	Operational risks associated with our business;

•	Volatility and direction of market interest rates;

•	Increased competition in the financial services industry, particularly from regional and national institutions;

•	Changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters;

•	Further government intervention in the U.S. financial system;

•	Other factors that are discussed in the section entitled “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as revised or supplemented by our Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, which are also incorporated by reference in this prospectus, all of which are accessible at www.sec.gov.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this document. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities offered by us in this prospectus will be used for general corporate purposes, including working capital, repayment of indebtedness or other capital restructuring, acquisitions and other business purposes. We may also invest the proceeds in certificates of deposit, United States government securities, certain other interest-bearing securities or money market securities until the proceeds are applied for specified purposes. If we decide to use the net proceeds from a particular offering for a specific purpose other than as set forth above, we will describe that purpose in the related prospectus supplement.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will pay any underwriting fees, discounts or commissions and transfer taxes relating to the offer or sale from time to time of their shares. We will pay all other costs, fees and expenses incurred in effecting the registration of the shares of the selling stockholders covered by this prospectus, including, without limitation the SEC registration fee with respect to those shares, fees and expenses of our counsel and accountants, as well as the reasonable fees and disbursements of one counsel to the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders identified in the table below purchased our Series C Preferred Stock in a private placement which closed on August 10, 2012. On May 14, 2013, the date of the closing of our initial public offering, that Series C Preferred Stock was converted into the shares of common stock that they may offer for resale from time to time pursuant to this prospectus. The table below sets forth information relating to the selling stockholders as of November 30, 2017, based on information supplied to us by the selling stockholders on or prior to that date. We have not sought to verify such information.

The common stock of the selling stockholders is included in the registration statement that includes this prospectus in accordance with our Registration Rights Agreement with them that is described in “Description of Common Stock” below. The selling stockholders may offer the common stock for resale from time to time pursuant to this prospectus, however, they are under no obligation to sell any of the common stock offered pursuant to this prospectus. Because the selling stockholders may sell all, some or none of the common stock held by them, no assurance can be given as to the number of shares of common stock that a selling stockholder will hold upon termination of any offering made hereby. The selling stockholders may hold or acquire at any time shares of our common stock in addition to the shares offered by the prospectus and may have acquired additional shares of our common stock since the date on which they provided the information in the table below. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock held by them in transactions exempt from the registration requirements of the Securities Act, after the date on which it provided the information set forth on the table below. For purposes of the table below, however, we have assumed that after termination of this offering, none of the shares of common stock offered by this prospectus will be held by the selling stockholders.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

	Shares Beneficially Owned Prior to the Offering		Shares Offered	Shares Beneficially Owned After the Offering (2)
Name of Selling Stockholder	Number	Percentage (1)		Number	Percentage (1)
Entities affiliated with Lovell Minnick Partners LLC (3)	4,878,049	17%	4,878,049	—	—%

(1)	Percentages based on 28,589,938 shares of common stock outstanding as of November 30, 2017.
(2)	Represents the amount of common stock that will be held by the selling stockholders after completion of all offerings pursuant to this prospectus based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus forms a part will be sold and (b) that no other shares of common stock are acquired or sold by the selling stockholders prior to completion of such offerings. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell some or all of their shares pursuant to an exemption from the registration requirements of the Securities Act.

(3)	Represents 3,373,693 shares that are held of record by LM III TriState Holdings LLC and 1,504,356 shares that are held of record by LM III-A TriState Holdings LLC. Lovell Minnick Partners LLC is the managing member of Fund III UGP LLC, which is the general partner of Lovell Minnick Equity Advisors III LP, which is, in turn, the general partner of each of Lovell Minnick Equity Partners III LP and Lovell Minnick Equity Partners III-A LP. Lovell Minnick Equity Partners III LP is a managing member of LM III TriState Holdings LLC and Lovell Minnick Equity Partners III-A LP is a managing member of LM III-A TriState Holdings LLC. Investment decisions are made on behalf of Lovell Minnick Partners LLC by the six-person Investment Committee of its Board of Managers. The business address for each of LM III TriState Holdings LLC and LM III-A TriState Holdings LLC is 150 N. Radnor Chester Road, Suite A200, Radnor, Pennsylvania 19087. Each of the foregoing persons expressly disclaims beneficial ownership of the reported shares except to the extent of its pecuniary interest therein.

The selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities, except that James Minnick, who is a Director of TriState Capital, is an officer of Lovell Minnick Partners LLC.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

If we offer preferred stock under this prospectus, then we will, at that time, provide a ratio of earnings to combined fixed charges and preferred stock dividends in the applicable prospectus supplement for such offering.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains a description of our common stock and a summary of the material general terms of the other securities that we may offer. The specific terms of the securities will be described in a prospectus supplement, information incorporated by reference, or free writing prospectus, which may be in addition to or different from the general terms summarized in this prospectus. The applicable prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. Further, this summary is subject to, and qualified in its entirety by reference to, our articles of incorporation, as amended (the “articles of incorporation”), and our bylaws, as amended (the “bylaws”), each of which is incorporated by reference, the applicable provisions of the Pennsylvania Business Corporation Law, as amended, and other applicable provisions of Pennsylvania law, and other documents relating to any securities sold pursuant to this prospectus. The summaries contained in this prospectus and in any prospectus supplements, information incorporated by reference or free writing prospectus may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” for information about how to obtain copies of those documents.

DESCRIPTION OF COMMON STOCK

General

Our articles of incorporation authorize us to issue a total of 45,000,000 shares of common stock, no par value per share. The authorized but unissued shares of our capital stock will be available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.

As of November 30, 2017, 28,589,938 shares of our common stock were issued and outstanding and held by approximately 139 shareholders of record.

Voting. Each holder of our common stock is entitled to one vote for each share on all matters submitted to the shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. Holders of our common stock are not entitled to cumulative voting in the election of directors.

Dividends and other distributions. Subject to certain regulatory restrictions discussed in this prospectus and to the rights of holders of any preferred stock that we may issue, all shares of our common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by our board of directors. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders after payment of creditors and subject to any prior distribution rights related to our preferred stock. For additional information, see “Supervision and Regulation-Dividends.”

Preemptive rights. Holders of our common stock do not have preemptive or subscription rights to acquire any authorized but unissued shares of our capital stock upon any future issuance of shares.

Preferred Stock. Our articles of incorporation permit us to issue up to 150,000 shares of one or more series of preferred stock and authorize our board of directors to designate the preferences, limitations and relative rights of any such series of preferred stock. See “Description of our Preferred Stock” for a description of rights and preferences that series of our preferred stock may have. At this time, no series of our preferred stock is authorized, issued and outstanding.

Although the creation and authorization of preferred stock does not, in and of itself, have any effect on the rights of the holders of our common stock, the issuance of one or more series of preferred stock may affect the holders of common stock in a number of respects, including the following: by subordinating our common stock to the preferred stock with respect to dividend rights, liquidation preferences, and other rights, preferences, and privileges; by diluting the voting power of our common stock; by diluting the earnings per share of our common stock; and by issuing common stock, upon the conversion of the preferred stock, at a price below the fair market value or original issue price of the common stock that is outstanding prior to such issuance.

Rights of Selling Stockholders. In connection with our issuance of the Series C preferred stock to the Lovell Minnick funds, we entered into a Preferred Stock Purchase Agreement, dated as of April 24, 2012, as amended. Pursuant to the Preferred Stock Purchase Agreement, we agreed to comply with certain continuing obligations which, as in effect after our initial public offering, are described in more detail below.

Board representation. We agreed under the terms of the Preferred Stock Purchase Agreement as amended to appoint one individual designated by the Lovell Minnick funds to serve in the following positions for us and for TriState Capital Bank: (1) a Class IV director (who had a term that expired April 24, 2016) and, in the case of the Bank, a director; (2) a member of the Compensation Committee; and (3) a member of the Nominating and Corporate Governance Committee.

We also agreed that, for so long as the Lovell Minnick funds collectively hold more than 4.9% of our outstanding common stock, we would nominate the director designated by the Lovell Minnick funds for successive four-year terms and take any other lawful action within our power to cause the designee to be elected for terms as a director of TriState Capital and TriState Capital Bank. In addition, we agreed that vacancies created by any resignation or otherwise of a director designated by the Lovell Minnick funds will be filled with a successor director that has been designated by the Lovell Minnick funds. If a director nominee that has been designated by the Lovell Minnick funds is not elected for any reason, we have agreed that we will increase the number of directors, creating a vacancy on our board of directors, and then fill that vacancy with the Lovell Minnick fund’s designee. Unless increased pursuant to this covenant, we have agreed that the number of directors on our board will not exceed 14.

James E. Minnick was appointed in August 2012 to, and continues to serve on, our board of directors and the board of directors of TriState Capital Bank as the representative of the Lovell Minnick funds, and he also serves on certain of our committees, including the Compensation Committee and the Nominating and Corporate Governance Committee.

Observer rights. In addition to the above-described board representation rights, we also agreed that, for so long as the Lovell Minnick funds collectively hold more than 4.9% of our outstanding common stock, we and TriState Capital Bank will invite one observer designated by the Lovell Minnick funds to our respective board meetings. This observer will be entitled to attend meetings and take notes, but will not be entitled to vote or participate in discussions at the meetings.

Indemnification. We agreed under the terms of the Preferred Stock Purchase Agreement that we will be the indemnitor of “first resort” with respect to any claims against the director designated by the Lovell Minnick funds for indemnification claims that are indemnifiable by both us and the Lovell Minnick funds. Accordingly, to the extent that indemnification is permissible under applicable law, we will have full liability for such claims (including for the advancement of any expenses) and we have waived all related rights of contribution, subrogation or other recovery that we might otherwise have against the Lovell Minnick funds.

Registration Rights

In connection with our issuance of the Series C preferred stock, we entered into a Registration Rights Agreement with the Lovell Minnick funds. The Registration Rights Agreement provides that the holders of at least 50% of our common stock (on an as-converted basis) that is held by the Lovell Minnick funds may require that we file a Form S-1 or similar “long-form” registration statement with the SEC to register the shares of our common stock that are issuable upon conversion of our Series C preferred stock. It is a condition to any such long-form demand registration that the aggregate offering price of the securities to be registered be at least $25.0 million.

In addition, holders of at least 25% of our common stock (on an as-converted basis) that is held by the Lovell Minnick funds may require that we file a Form S-3 or similar “short-form” registration statement with the SEC to register the shares of our common stock that are issuable upon conversion of our Series C preferred stock. It is a condition to any such short-form demand registration that the aggregate offering price of the securities to be registered be at least $10.0 million. We have agreed with the Lovell Minnick funds that the registration statement that includes this prospectus constitutes such a “short form” registration statement under the Registration Rights Agreement.

All demand registrations pursuant to the Registration Rights Agreement will be short-form registrations whenever we are permitted to use any applicable short form. We have agreed to use our best efforts to make short-form registrations available for the sale of any securities for which registration rights are available under the Registration Rights Agreement.

We are required to pay the expenses associated with the above-described demand registrations, including the registration relating to the offering made by this prospectus, even if the registration is not completed. Lovell Minnick, as the holder of a majority of the securities included in this demand registration has the right to select investment bankers and managers to administer the offering.

The Registration Rights Agreement also provides certain “piggyback” registration rights to the Lovell Minnick funds which were waived with respect to our initial public offering. Subject to certain limitations, in the event that we register any of our equity securities under the Securities Act (other than pursuant to an above-described demand registration or in connection with registration statements on Form S-4 or Form S-8), we must give notice to the Lovell Minnick funds of our intention to effect such a registration and must include in the registration statement all registerable securities for which we have received a written request for inclusion. We will be required to pay for all piggyback registration expenses, even if the registration is not completed. We will retain the right to select the investment bankers and managers to administer any underwritten offering in which piggyback registration rights are granted.

The rights of any person to request a demand registration or to request inclusion in a piggyback registration pursuant to the Registration Rights Agreement will terminate upon the earliest time after an initial public offering at which a holder of the registerable securities: (1) can sell all shares held by it in compliance with Rule 144(b)(1)(i) or (ii) of the Securities Act; or (2) holds 1% or less of our outstanding common stock and all of the registerable securities held by such holder may be sold in any three-month period without registration in compliance with Rule 144.

Anti-Takeover Effect of Governing Documents and Applicable Law

Provisions of governing documents. Our articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for our common stock, a proxy contest for control of TriState Capital, the assumption of control of TriState Capital by a holder of a large block of our voting stock and the removal of our management. These provisions: empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors; divide our board of directors into four classes serving staggered four-year terms; eliminate cumulative voting in elections of directors; require the request of holders of at least 10% of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders’ meeting; and require at least 60 days’ advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

Provisions of applicable law. The Pennsylvania Business Corporation Law also contains certain provisions applicable to us which may have the effect of impeding a change in control of TriState Capital. These provisions, among other things: prohibit shareholders from calling a special meeting, in most circumstances, or by acting by less than unanimous written consent; prohibit shareholders from proposing amendments to a corporation’s articles of incorporation; require (under Subchapter E of Chapter 25) that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation; prohibit (under Subchapter F of Chapter 25) for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power, provided that this provision does not apply to any business combinations approved by a corporation’s board of directors; generally prohibit (under Subchapter G of Chapter 25) a person or group who or which acquires voting power in an election of directors in excess of certain thresholds (20%, 33 1/3% and 50%) for the first time from voting the “control shares” (i.e., the shares acquired which result in the person exceeding the applicable threshold, plus all voting shares acquired in the preceding 180 days and any other voting shares acquired with the intent of making a “control-share acquisition”) unless voting rights are restored at a shareholders meeting requested by the acquiring shareholder by the affirmative vote of a majority of the shares eligible to vote in elections of directors of both (1) the disinterested shareholders and (2) all voting shares; require (under Subchapter H of Chapter 25) any person or group that publicly announces that it may acquire control of a public company, or that acquires or publicly discloses an intent to acquire twenty percent (20%) or more of the voting power of a public company, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 24 or subsequent 18 months; require (under Subchapter I of Chapter 25) the payment of minimum severance benefits to certain employees whose employment is terminated within two years of the approval of a control-share acquisition under Subchapter G of Chapter 25 of the Act; prohibit (under Subchapter I of Chapter 25) the cancellation of certain labor contracts in connection with a control-share acquisition under Subchapter G of Chapter 25 of the Act; expand the factors and groups (including, without limitation, shareholders) that a corporation’s board of directors can consider in determining whether an action or transaction is in the best interests of the corporation; provide that a corporation’s board of directors need not consider the interests of any particular stakeholder group as dominant or controlling in determining whether an action or transaction is in the best interests of the corporation; provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; and provide that the fiduciary duty of a corporation’s directors is due solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not directly by a shareholder.

In addition to the foregoing, the Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duties of directors do not require them to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan; render inapplicable, or make determinations under, provisions of the Act relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or act as the board of directors, a committee of the board or an individual director, solely because of the effect that the action could have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

The Pennsylvania Business Corporation Law further provides that any act of the board of directors, a committee of the board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of the disinterested directors have assented will be presumed to satisfy the standard of care set forth in the statute, unless it is proven by clear and convincing evidence that disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of the Pennsylvania Business Corporation Law, our directors have broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

Through amendments to our articles of incorporation, we have opted out of coverage by Subchapters E, G and H of the Pennsylvania Business Corporation Law which are described above. As a result, those provisions would not apply to a non-negotiated attempt to acquire control of TriState Capital, although such an attempt would still be subject to the special provisions of our governing documents described in the paragraphs above.

The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposals that a majority of our shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our board of directors and our management in retaining their respective positions and placing them in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of our business.

DESCRIPTION OF PREFERRED STOCK

General

The following outlines the general provisions of the shares of preferred stock which we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement is only a summary and is subject to and qualified in its entirety by reference to the articles of amendment to our articles of incorporation relating to the particular series of preferred stock, a copy of which we will file with the SEC in connection with the sale of any series of preferred stock.

Our articles of incorporation permit us to issue, without shareholder approval, up to 150,000 shares of one or more series of preferred stock and authorize our board of directors to designate the preferences, limitations and relative rights of any such series of preferred stock. Each share of a series of preferred stock will have the same relative rights as, and be identical in all respects with, all the other shares of the same series. Preferred stock may have voting rights, subject to applicable law and determination at issuance of our board of directors. While the terms of preferred stock may vary from series to series, holders of our common stock should assume that all shares of preferred stock will be senior to our common stock in respect of distributions and on liquidation. At this time, no series of our preferred stock is authorized, issued and outstanding.

In addition, as described under “Description of Depositary Shares,” we may, instead of offering full shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to such depositary shares.

The prospectus supplement relating to a particular series of preferred stock will contain a description of the specific terms of that series, including, as applicable:

•	the title, designation, number of shares and stated or liquidation value of the preferred stock;

•	the dividend amount or rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to accrue;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights;

•	the exchange or market, if any, where the preferred stock will be listed or traded; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our articles of incorporation.

Upon the issuance and payment for shares of preferred stock, the shares will be fully paid and nonassessable. Except as otherwise may be specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire any class or series of our capital stock and each series of preferred stock will rank on a parity in all respects with each other series of our preferred stock and prior to our common stock as to dividends and any distribution of our assets.

As stated above in the “Description of Our Common Stock”, the authorization of the preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Shares of the preferred stock may also be sold to third parties that indicate that they would support the board of directors in opposing a hostile takeover bid. The availability of the preferred stock could have the effect of delaying a change of control and of increasing the consideration ultimately paid to our shareholders. The board of directors may authorize the issuance of preferred stock for capital-raising activities, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the board of directors were to issue additional common stock for such purposes. See “Anti-Takeover Effects of Governing Documents and Applicable Law.”

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option, and may be mandatorily redeemable or convertible. Restrictions, if any, on the repurchase or redemption by us of any series of our preferred stock will be described in the applicable prospectus supplement relating to that series. Generally, any redemption of our preferred stock will be subject to prior Federal Reserve approval. Any partial redemption of a series of preferred stock would be made in the manner described in the applicable prospectus supplement relating to that series.

Upon the redemption date of shares of preferred stock called for redemption or upon our earlier call and deposit of the redemption price, all rights of holders of the preferred stock called for redemption will terminate, except for the right to receive the redemption price.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends only when, as and if declared by our board of directors out of funds legally available for dividends on such preferred stock. The rates or amounts and dates of payment of dividends will be described in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement.

Our board of directors may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to such series of preferred stock with respect to the payments of dividends have been paid or sufficient funds have been set apart for payment for either of the

•	all prior dividend periods of each such series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of each such series of preferred stock that pays dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all series of preferred stock of equal priority.

Liquidation Preference

In the event of the liquidation, dissolution or winding-up of us, holders of each series of preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued but unpaid dividends. These distributions will be made before any distribution is made on our common stock or on any securities ranking junior to such preferred stock upon liquidation, dissolution or winding-up.

However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Unless otherwise provided in the applicable prospectus supplement, neither a consolidation or merger of the Company with or into another corporation nor a merger of another corporation with or into the Company nor a sale or transfer of all or part of the Company’s assets for cash or securities will be considered a liquidation, dissolution or winding up of the Company.

If the liquidation amounts payable to holders of preferred stock of all series ranking on a parity regarding liquidation are not paid in full, the holders of the preferred stock of these series will have the right to a ratable portion of our available assets up to the full liquidation preference. Holders of these series of preferred stock or such other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Conversion and Exchange

The prospectus supplement will indicate whether and on what terms the shares of any future series of preferred stock will be convertible into or exchangeable for shares of any other class, series or security of the Company or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted). It will also indicate for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the articles of amendment to our articles of incorporation establishing the series of such preferred stock; and

•	as otherwise required by applicable law.

Transfer Agent and Registrar

The transfer agent, registrar, dividend paying agent and depositary, if any, for any preferred stock offering will be stated in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

This section of the prospectus describes the material terms and provisions of depositary shares which we may offer from time to time. If and when we offer to sell depositary shares of our preferred stock, we will describe the specific terms of the offering and the depositary shares in a prospectus supplement. The applicable prospectus supplement will also indicate whether the terms and provisions described in this prospectus apply to the depositary shares offered by us. This summary is not complete and is qualified in its entirety by reference to our articles of incorporation, bylaws and any applicable provisions of Pennsylvania law.

Depositary shares are fractional shares of preferred stock. Each depositary share will represent a certain fraction of a share of a certain series of preferred stock. If we decide to offer and sell depositary shares, the fractional amount of preferred stock that the depositary share represents, the underlying series of such preferred stock, and the powers, designations, preferences, and other terms and rights of the underlying series of preferred stock will be specified in the applicable prospectus supplement.

If we choose to issue depositary shares, we will (1) deposit the underlying preferred stock represented by each depositary share with a depositary (the “preferred stock depositary”), (2) enter into a deposit agreement with the preferred stock depositary and the holders of the depositary shares, and (3) issue depositary receipts for any depositary shares we sell. Subject to the terms of the deposit agreement and depositary receipt, each holder of one or more depositary shares will be entitled to all of the rights and preferences of the series of preferred stock underlying the depositary shares in proportion to the applicable fraction of preferred stock represented by the depositary share. These rights may include dividend, voting, redemption, conversion and liquidation rights.

We will identify the preferred stock depositary and describe the material terms of the depositary shares, depositary receipts, deposit agreement, and underlying series of preferred stock in a prospectus supplement relating to the offering of depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC as an exhibit to the applicable prospectus supplement.

Voting

Holders of depositary shares are entitled to the same voting rights, if any, in the applicable proportional amount, as holders of the series of preferred stock represented by the depositary shares. If holders of the underlying preferred stock are entitled to vote at any meeting of shareholders, the preferred stock depositary will mail the notice of such meeting to the holders of depositary shares. The record date for voting the depositary shares will be the same as the record date for voting the underlying preferred stock. Each holder of one or more depositary shares will be furnished with certain information about the shareholder meeting, including notice, reports, and proxy solicitation material, and will be able to vote his or her depositary shares by giving instructions to the preferred stock depositary in accordance with the information provided in the proxy material.

Dividends

Holders of depositary shares are entitled to the same dividend and other distribution rights, in the applicable proportional amount, as holders of the series of preferred stock represented by the depositary shares. If we offer depositary shares, we will include a description of the dividend rights of the underlying preferred stock in the applicable prospectus supplement. The par value of the underlying preferred stock, if any, the dividend rate, and whether the dividends are cumulative or non-cumulative will be included in such description.

The record date for receiving dividends on behalf of depositary shares will be the same as the record date for the underlying preferred stock. If we issue dividends to the holders of the underlying series of preferred stock, each holder of depositary shares will receive a proportional amount of such dividend equal to (i) the fraction of a share of preferred stock represented by a depositary share, multiplied by (ii) the number of depositary shares held by such holder. The payment of dividends to holders of depositary shares will be facilitated in a manner similar to the payment of dividends to holders of our common and preferred stock.

Redemption, Conversion and Liquidation

Our ability to redeem depositary shares will be the same as our ability to redeem shares of the underlying series of preferred stock. This ability will be outlined in the prospectus supplement accompanying the offering of the depositary shares. The redemption price for each depositary share will be (i) the redemption price for a share of the underlying preferred stock, multiplied by (ii) the fractional amount of a share of preferred stock represented by the depositary share.

If we issue a stock dividend or stock split with respect to the underlying preferred stock, reclassify the underlying preferred stock, exchange shares of the underlying preferred stock for a different class of securities, or upon any recapitalization, reorganization, merger or consolidation, the holders of depositary shares will be entitled to the same rights and treatment—on a proportional basis—as the holders of the underlying preferred stock. These actions will likely be effectuated through the preferred stock depositary. Please refer to the prospectus supplement accompanying any offering of depositary shares for more information on our ability to exercise the aforementioned changes.

If the Company is liquidated or wound up and dissolved, holders of depositary shares will receive the same distribution and other rights as holders of the underlying series of preferred stock in an amount proportional to the fraction of a share of preferred stock represented by a depositary share. The liquidation preference and related rights of the underlying preferred stock will be outlined in the applicable prospectus supplement.

Withdrawal of the Underlying Preferred Stock

Holders of depositary shares may have the right to withdraw the underlying preferred stock represented by their depositary shares. The existence of this right and the terms and requirements related thereto will be outlined in the applicable prospectus supplement. If a holder of depositary shares wishes to withdraw the underlying preferred stock, he or she will need to surrender the depositary receipt and pay all taxes, charges and fees provided for in the deposit agreement. The deposit agreement may provide that only whole shares of the underlying preferred stock may be withdrawn and that shares of preferred stock may not be redeposited in exchange for depositary shares. Please refer to the form deposit agreement that will be attached to any prospectus supplement relating to the offering of depositary shares.

Other Rights

If the holders of the underlying preferred stock have the right to subscribe for or purchase additional securities or any other rights, preferences, or privileges, the same rights, preferences, and privileges will apply to holders of depositary shares in the respective proportional amount. These rights will be outlined in the applicable prospectus supplement. The preferred stock depositary may also be able to sell certain of those rights, preferences, and privileges, whether through warrants or otherwise, and the net proceeds of such sale will be distributed to the holders of depositary shares entitled to such proceeds.

The deposit agreement may also provide holders of depositary shares with the right to inspect the transfer books of the preferred stock depositary and to access and/or obtain a copy of the list of holders of depositary receipts. These rights, if applicable, will be contained in the deposit agreement. Further, the preferred stock depositary will forward or make available, as applicable, any reports and communications from us with respect to the underlying preferred stock to the holders of depositary shares.

Amendment and Termination

The deposit agreement and depositary receipts may be amended, extended, or terminated by us if certain requirements are satisfied. Our ability to do so will be described in detail in the applicable prospectus supplement and form deposit agreement and depositary receipt attached thereto. The depositary agreement may be terminated if (i) all the outstanding depositary shares have been redeemed or (ii) there has been a final distribution in respect of our preferred stock in connection with our liquidation, winding up, or dissolution.

The deposit agreement may allow us to change the preferred stock depositary or allow the preferred stock depositary to resign. If the preferred stock depositary resigns, a new preferred stock depositary will be appointed to assume the role of preferred stock depositary of our depositary shares. Any preferred stock depositary we use must meet certain requirements, which will be described in the applicable prospectus supplement.

Limitation of Liability

The deposit agreement may also provide for a limitation on the liability of both us and the preferred stock depositary. Under the deposit agreement, we may agree to indemnify the preferred stock depositary. With respect to the holders of depositary shares, our liability and the liability of the preferred stock depositary may be limited as follows:

•	we may only be required to take the actions set forth in the deposit agreement in good faith;

•	we will not be liable if a change in the law or other circumstances beyond our control inhibit our ability to perform certain obligations under the deposit agreement;

•	we may have discretionary authority under the deposit agreement, and we will not be liable for actions taken within our discretionary authority;

•	we may not be required to take certain actions under the deposit agreement unless we are provided with satisfaction indemnification from the holders of the depositary shares; and

•	we will be permitted to rely in good faith on the advice of legal counsel and other experts under certain circumstances.

Fees and Charges Against Holders of Depositary Shares

Certain fees and charges related to the issuance, existence, and ownership of the depositary shares will be paid by us and certain of those fees and charges must be paid by the holders of the depositary shares. Those fees and charges that must be paid by the holders may be charged against dividends and other distributions received on behalf of the depositary shares and/or the underlying shares of preferred stock. Detailed information with respect to the amount, recipient, and party responsible for the payment of fees and charges related to (i) the deposit, substitution, or withdrawal of the underlying preferred stock, (ii) the receipt and distribution of dividends, (iii) the sale or exercise of certain rights, and (iv) the transfer, splitting, or grouping of depositary receipts will be provided in the applicable prospectus supplement and the attachments thereto.

DESCRIPTION OF DEBT SECURITIES

General

This section of the prospectus describes the material terms of our debt securities, which may be senior debt securities or subordinate debt securities. When we offer to sell our debt securities, we will describe the specific terms of the offering and the debt securities in a prospectus supplement. The information provided in the prospectus supplement may differ from the information provided herein. In such instances, the prospectus supplement will control. We urge you to read the prospectus supplement and any other offering material carefully and in its entirety. This summary is not complete and is qualified in its entirety by reference to the prospectus supplement and any accompanying exhibits, our articles of incorporation, bylaws and any applicable provisions of Pennsylvania law.

Any debt securities we issue will be issued under an indenture, which is an agreement between us and the trustee for the debt securities. We have provided the form of the indentures for both the senior and subordinate debt securities as exhibits to this registration statement. The indentures will be governed by the Trust Indenture Act of 1933, as amended, and may be amended by us from time to time. Please refer to the form indentures for additional information about the indentures and the debt securities to which they relate. When we refer to the “indenture” throughout this section, we are referring to the indenture for the applicable debt securities.

Unless otherwise specified in the applicable prospectus supplement, any debt securities that we issue will be our direct unsecured obligations. Senior debt securities will rank equally with all of our other unsecured and unsubordinated debt obligations. Subordinate debt securities will be junior to any senior debt securities and other unsubordinated debt obligations. The applicable prospectus for any debt securities we issue will describe the priority of the securities relative to our other debt securities and obligations.

If we issue senior or subordinate debt securities, the terms of the debt securities and the final form of indenture will be provided in a prospectus supplement. Please refer to the prospectus supplement and the form of indenture attached thereto for the terms and conditions of the offered debt securities. The terms and conditions may include:

•	the title of the debt securities;

•	the number of debt securities we can issue under the indenture, which may be unlimited;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities, which will be expressed as a percentage of the principal amount and which may be sold at par, at a premium, or at a discount;

•	the denomination or denominations of the debt securities;

•	whether the debt securities will be senior or subordinated, including additional subordination provisions as needed;

•	the maturity date (the date on which the entire principal will be due), which may vary amongst debt securities in the same series;

•	whether the debt securities will bear interest and, if so, the interest rate or rates, whether the rates are fixed or variable, the date or dates from which interest will start accruing, and the date or dates when the interest will be payable by us;

•	the date or dates on which we will make payments of principal and interest, if any, on the debt securities;

•	if the payment of principal and interest, if any, is contingent and, if so, a description of such contingency;

•	the place or places where we can make payments of principal and interest, if any, on the debt securities;

•	the place or places where holders of debt securities can give notices or demands to us;

•	the place or places where holders of debt securities will receive notices or other information from us;

•	the terms and conditions under which we may be permitted or required to redeem the debt securities, including any sinking fund provisions;

•	the terms and conditions under which we may be permitted or required to repurchase the debt securities;

•	the terms and conditions under which we may be permitted or required to retire the debt securities;

•	whether the debt securities are convertible into common stock or another type of securities and, if so, terms and conditions related to conversion;

•	whether the debt securities will be certificated and/or in bearer form;

•	whether the debt securities will be permanent global debt securities or temporary global debt securities and, if so, the terms and conditions related thereto;

•	information with respect to book-entry procedures, if any;

•	a description of the events that qualify as an event of default and whether or not we must furnish periodic evidence showing that an event of default does not exist or that we are in compliance with the terms of the indenture;

•	the terms and conditions of acceleration of the debt securities and any other repercussions of an event of default;

•	the requirements for the trustee to take action under the indenture and what indemnification, if any, the trustee may require before proceeding;

•	the covenants we will undertake with respect to the indenture and underlying debt securities;

•	information regarding any lien or other instrument securing the debt securities, if any, and terms and conditions relating to the modification of the terms of the security or rights of security holders;

•	the identity of the trustee and the nature of any material relationship between the trustee and us or any of our subsidiaries;

•	the identity of any security registrar, paying agent, depositary, and interest rate calculation agent for the debt securities;

•	applicable material income tax implications; and

•	any other terms of the debt securities.

If we issue subordinate debt securities, we will also provide in the applicable prospectus supplement the aggregate amount of our indebtedness that is senior to the subordinate debt securities, including but not limited to any senior debt securities, as of the most recent practicable date. We will also describe the terms and conditions under which we can issue additional debt securities and incur additional other debt obligations that may be senior to the subordinate debt securities. The indentures may permit us to issue additional debt securities, in the same or a different series, without the consent of the holders of existing debt securities. These new debt securities may be equal to or superior in priority to the existing debt securities.

The debt securities are our debt and our assets include equity in our subsidiaries. Our ability to make payments on our debt securities may depend on the ability of our subsidiaries to pay us dividends or issue us loans or other funds. Our subsidiaries’ ability to pay dividends is restricted by certain regulations and sound banking principals. Further, if our subsidiaries become insolvent, creditors of our subsidiaries will have priority to its assets. Our right to our subsidiaries’ assets, and our ability to use those assets to satisfy our debt securities, will be subordinate to our subsidiaries’ creditors. Further, the terms of any debt securities offering may provide that, in the event of default and acceleration, the amount of principal due under acceleration may be less than the amount of stated principal.

Interest and Principal Payments

We will make payments of principal and interest, if any, to the holders of our debt securities. All payments will be made in U.S. dollars. The payments may be effectuated through a depositary, paying agent, or other third party. The payments will be made to the registered holder of the debt security at the close of business on the applicable record date. If the debt securities are held in certificated form, the paying agent will make payments by check or wire transfer to the address or bank account designed by the holder of the debt securities. If the debt securities are held as global securities, the depositary will credit the holders’ accounts after receiving payment by wire transfer from us. TriState and the trustee may not be responsible for maintaining records of ownership or payment transfers on behalf of the debt securities. Any delegation or limitation of this liability will be outlined in the applicable prospectus supplement. Payments made by the depositary on behalf of debt securities held as global securities will also be governed by the depositary’s customary policies and practices and any standing customer instructions.

We will not be obligated to compensate the holders of our debt securities for any federal income tax withheld by us for purposes of satisfying holders’ federal income tax obligations on behalf of the debt securities.

Transfer

The debt securities, including the right to receive payment of principal and interest, if any, may be transferred from one holder to another under the terms of the applicable indenture. If the debt securities are certificated, the holder must surrender the certificate evidencing the debt securities. If the debt securities are global debt securities, they can be transferred only as permitted by the depositary of the global debt securities. The transfer terms applicable to any debt securities we offer will be outlined in the prospectus supplement and form of indenture accompanying such offering.

Redemption, Repayment, and Repurchase

The applicable prospectus supplement and indenture may contain terms and conditions that permit or require us to redeem outstanding debt securities. We may be permitted to exercise a partial redemption, where we redeem some but not all of the debt securities. Any partial redemption will be carried out in a fair and reasonable manner as determined by the trustee, the depositary, or some other third party agent. Contingent on our payment of the redemption price for the debt securities, the debt securities will cease to accrue interest as of the redemption date.

The holders of our debt securities may have the option to demand that we repay such debt security on a certain date or dates prior to the maturity date. The applicable prospectus supplement will indicate if this option is available and, if so, the option dates, repayment amount, notice requirements, and other terms related thereto. Unless indicated otherwise, the repayment price will be equal to the full outstanding principal amount plus any accrued interest. In order to exercise the early repayment option, if any, the payment agent must receive proper notice. If the debt security is held in global security form, the depositary or its nominee will be the only party that can exercise a right to repayment.

We may repurchase our debt securities at any price on the open market or otherwise. Repurchased debt securities may be held by us, resold, or canceled at our discretion.

Change in Control

Unless the applicable prospectus supplement states otherwise, a change in control of TriState will not affect our debt securities or the rights of the holders thereof. A change in control will not be considered an event of default and will not trigger acceleration of the debt securities. A change in control may adversely affect the value of the debt securities.

Consolidation, Merger, or Sale of Substantially All Assets

If we offer debt securities, the indenture will permit us to consolidate with another company, merge with and into another company, and sell all or substantially all of our assets under certain circumstances. These circumstances may include the requirements that:

•	the surviving company, in the case of a consolidation or merger, or the acquiror, in the case of a sale of all or substantially all of our assets, is a validly existing domestic company that assumes all of our obligations under the indenture and with respect to the debt securities;

•	the transaction will not result in an event of default under the indentures; and

•	certain other requirements.

These requirements will be described more fully in the prospectus supplement and form of indenture accompanying any offering of our debt securities. The surviving company or acquiror will also be assigned all of our rights under the indenture.

Events of Default

Certain events will constitute an “event of default” by us under the indenture. There may be certain repercussions if an event of default occurs, such as acceleration of the principal amount due by us under the debt securities or waiver of some of our rights under the indenture. The circumstances that constitute an event of default and the repercussions thereof will be more fully described in the prospectus supplement and accompanying form of indenture. Events of default may include:

•	failure by us to make a required payment of principal and/or interest for a certain period of time, such as 30 days, after such payment is due;

•	failure by us to make a required sinking fund payment for a certain period of time, such as 30 days, after such payment is due;

•	breach by us of performance of any other of our obligations under the indenture, if such breach continues for a certain period of time, such as 60 days, after proper notice thereof is received by us;

•	breach by us of one or more of our covenants and warranties under the indenture, if such breach continues for a certain period of time, such as 60 days, after proper notice thereof is received by us;

•	certain events of our bankruptcy, insolvency, or reorganization; and

•	certain other events.

Events of default will apply separately to each series of our debt securities. However, an event of default under one series of our debt securities may constitute an event of default under another series of our debt securities.

If an event of default occurs, the trustee, and in certain circumstances the holders of our debt securities, may have the ability to initiate proceedings against us to enforce the acceleration and other default repercussion terms, if any, under the indenture. In order to so do, however, certain requirements must be met. These requirements will be described in the prospectus supplement and form of indenture accompanying any offering of our debt securities. These requirements may include:

•	reasonable and satisfactory indemnification of the trustee by the holders of the debt securities;

•	proper notice of default or breach from the holders of debt securities to the trustee;

•	proper notice of default or breach from the trustee or the holders of debt securities to us; and

•	the trustee has not received inconsistent directions from the holders of our debt securities.

Notwithstanding the foregoing, the holders of our debt securities will have an absolute right to receive payment of the principal and interest due on the debt securities under the terms of the indenture and to initiate proceedings to enforce such right to payment. Further, we may be required under the terms of the indenture to provide periodic assurance or evidence that we have met all of our obligations related to the debt securities.

Amendment of Indenture

We may amend the indenture, including our rights and obligations, the rights and obligations of the trustee, and the rights and obligations of the holders of our debt securities, if certain conditions are met. Certain amendments will require the consent of the holders of at least a majority of the principal amount of the outstanding debt securities of one or more series affected by the amendment. The amendments that require majority consent from the holders of debt securities may include:

•	changing the maturity date of the debt securities;

•	changing the amount of any payment of principal and interest;

•	allowing payments of principal and interest, if any, to be made in a different currency;

•	changing certain terms related to subordination;

•	changing certain terms related to acceleration and other terms, if any, in repercussion of any event of default by us;

•	reducing the consent requirements needed to amend the indenture or waive compliance with certain of our obligations under the indenture;

•	limiting the holders’ rights to proceed against us for the enforcement of payment of principal and interest, if any;

•	waiving the payment required by us to redeem the debt securities; and

•	certain other amendments.

Please read the prospectus supplement and form of indenture accompanying any offering of our debt securities for complete and final terms relating to our ability to amend the terms of the indenture.

Waiver of Compliance with Indenture

The indenture permits the holders of debt securities to waive our compliance with certain of our obligations under the indenture. A waiver requires the consent of the holders of at least a majority of the principal amount of the outstanding debt securities affected by such waiver. The holders of debt securities may also be able to waive certain past defaults by us. The limitations on waiver of our obligations under the indenture and past defaults will be described in the applicable prospectus supplement and form of indenture.

Discharge and Defeasance

The terms of the indenture may permit us, upon the payment of all outstanding principal and interest payments due under the debt securities, to discharge all or most of our remaining obligations in respect of the debt securities. We will be discharged from our obligations and covenants under the indenture only if we make payment of all outstanding principal and interest due under the debt securities and certain other additional requirements are met. These additional requirements may include obtaining an opinion letter that our payment is adequate to satisfy all outstanding principal and interest payments and that in doing so, the holders of our debt securities will not be subject to adverse income tax consequences.

Trustee

If we choose to offer debt securities, the identity of the trustee will be disclosed in the applicable prospectus supplement. The prospectus supplement and accompanying form of indenture will also lay out the trustee’s rights and obligations, both as they relate to us and the holders of our debt securities. Any material relationship between the trustee and us or any of our subsidiaries will also be laid out in the prospectus supplement.

We will be obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liability, and expenses incurred by it in performing its duties under the indenture. The applicable prospectus supplement and form of indenture will disclose the compensation and indemnification terms that apply to the trustee. Our payment obligations to the trustee will generally be senior to our payment obligations on behalf of the debt securities.

There may be circumstances that require or permit the trustee to resign. If the trustee resigns, a new trustee will be appointed to assume the role of trustee of our debt securities. This will require amendment or assignment of the indenture.

Subordination

The debt securities we offer and sell may be subordinate to some or all of our other debt obligations. This means that our obligation to make payments on our other debt obligations will take legal priority over our obligation to make payments on our debt securities. The extent of the subordination of our debt securities will be outlined more fully in the applicable prospectus supplement.

Our senior debt securities will be subordinate to our senior debt. “Senior debt” includes, as applicable, principal, premium, interest, rent, termination fees, and any other payments due on our current or future indebtedness, whether created, incurred, assumed, guaranteed, or effectively guaranteed by us, including any deferrals, renewals, extensions, refinancing, refunds, amendments and supplements thereto. Senior debt may be in the form of loans, debenture, notes, letters of credit, accounts payable, leases, purchase agreements, derivative instruments, guarantees, security agreements, and other forms. Senior debt does not, however, include:

•	indebtedness that by its terms is subordinate to the senior debt securities;

•	indebtedness that we may owe to our subsidiaries; and

•	certain other indebtedness.

Our subordinate debt securities will be subordinate to our senior debt securities and our senior debt, whether existing at the time of issuance of the subordinate debt securities or incurred thereafter. We may issue senior debt securities after issuing subordinate debt securities, and the subordinate debt securities will be subordinate to the later-issued senior debt securities. Our subordinate debt securities may also be subordinate to certain indebtedness of our subsidiaries.

In the event of our bankruptcy, insolvency, reorganization, liquidation, winding up, or dissolution, we will be required to first satisfy our senior debt. Second, we will satisfy our senior debt securities, if any. Third, we will satisfy our subordinate debt securities, if any. Fourth, we will satisfy any of our indebtedness that is subordinate to the subordinate debt securities. Lastly, we will distribute our remaining assets to our stockholders.

In the event of an acceleration of our payment obligations with respect to our subordinate debt securities due to an event of default, we may be required to satisfy some or all of our payment obligations with respect to our senior debt and senior debt securities before making payment to the holders of our subordinate debt securities. We may not be permitted to make any payments to the holders of our subordinate debt securities if we are in default in the payment of any amounts due under our senior debt or senior debt securities. If we violate this restriction or otherwise violate certain terms of subordination amongst our various debt obligations, the holders of our debt securities may be required to return payments made to them in violation of the subordination terms of the indenture.

Global Debt Securities

Our debt securities will be in either certificated form or global debt securities form. The prospectus supplement accompanying any offering of our debt securities will identify the form of the debt securities being sold. Unless the applicable prospectus supplement states otherwise, if the debt securities are held in global securities form, they will be registered in the name of The Depositary Trust Company or its nominee (“DTC”). DTC will hold the debt securities on behalf of the beneficial owners of the securities. Beneficial owners of debt securities registered in global securities form will need to either establish an account with DTC or hold the securities through an organization with an established account with DTC in order to facilitate the payment of principal and interest and the giving and receipt of notice and other information on behalf of the debt securities. Ownership of global debt securities and any transfer of such ownership can only be effectuated through the records maintained by DTC and its policies and procedures related thereto.

Payments of principal and interest on behalf of our debt securities will be paid by us or our paying agent to DTC. DTC will then facilitate the forwarding of those payments to the beneficial owners of the global debt securities. DTC accomplishes this task by crediting the accounts of the beneficial owners with the respective payment amount due to them according to DTC’s records. The distribution of these payments will also be affected by certain instructions given to DTC by underwriters, agents, and/or the beneficial owners. Similarly, notices and other information given by us to the holders of our debt securities will be given to DTC for forwarding to the beneficial owners.

Accordingly, TriState, the trustee, and the paying agent will have no liability for:

•	the beneficial ownership, payment and notice instructions, and other information contained in DTC’s records;

•	payments made by DTC to the beneficial owners of our global debt securities;

•	the transfer of notices and information from DTC to the beneficial owners of global debt securities, and

•	the relationship between DTC and the beneficial owners of our debt securities.

For all of our debt securities held in global debt security form, DTC will be considered the holder or registered owner of the debt security. As such, a beneficial owner will not be entitled to hold the debt securities in its name, receive a physical certificate representing the debt securities, or be considered the holder of the debt securities under the applicable indenture. Each beneficial owner of our global debt securities must rely solely on DTC and its policies and procedures to exercise the rights of a holder or beneficial owner of our debt securities. If the beneficial owner does not have an account with DTC and so must own its debt securities through a separate organization with an account with DTC, such person must also rely on such separate organization to exercise its rights and maintain correct records. However, DTC may permit beneficial owners to exercise certain rights under the debt securities and accompanying indenture under certain circumstances.

According to information provided to us, DTC is a limited-purpose trust company and “banking organization” organized under the New York Banking Law, a member of the Federal Reserve System, and a “clearing agency” registered under the Exchange Act. DTC holds the securities of the beneficial owners of debt securities and facilitates the trading and forwarding of payments due thereunder through an electronic book-entry system. Some of the holders of accounts with DTC are also owners of DTC’s parent company, The Depositary Trust & Clearing Corporation. The rules applicable to DTC and its account holders are publicly available through filings with the SEC. The above information concerning DTC and its book-entry system is believed by us to be reliable, but we take no responsibility for the accuracy of this information.

Once one or more of our debt securities are registered in global debt securities form with DTC, they may be exchanged for certificated securities under certain limited circumstances, including in our sole discretion. If so exchanged, the aggregate number and principal amount of the debt securities will not change. The certificated securities will be registered in the names of the beneficial owner of the global debt securities as determined by DTC’s records. Further, if DTC becomes unwilling or unable to act as depositary for our debt securities or is otherwise unqualified to do so under the Exchange Act, we may appoint a new depositary or change the form of the global debt securities to certificated debt securities.

Lastly, some jurisdictions may require certain purchasers of debt securities to hold them in physical certificated form. Beneficial owners to which this limitation applies may experience difficulty in transferring their global debt securities and delay in receiving payment on behalf of their global debt securities.

DESCRIPTION OF WARRANTS

In this section, we describe the general terms and provisions of the warrants for the purchase of common stock, preferred stock, depositary shares, senior debt securities, or subordinate debt securities which we may issue from time to time. Warrants issued pursuant to this prospectus may be issued independently or together with any other of our securities. Warrants sold with other securities may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent, who will be specified in the warrant agreement and in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants.

This summary outlines some of the terms and other provisions of the warrants that may be issued. This summary is not complete and is qualified in its entirety by reference to the applicable warrant agreement and related warrant certificate and the prospectus supplement, all of which will be filed with the SEC, as well as our articles of incorporation, bylaws and any applicable provisions of Pennsylvania law. When we offer to sell warrants, we will describe the specific terms of the offering and the warrants in a prospectus supplement. You should refer to this prospectus, the prospectus supplement and the warrant agreement, including the forms of securities warrant certificate, relating to the specific warrants that we may offer for the complete terms of the warrant agreement and the warrants. For more information on how you can obtain copies of the applicable warrant agreement, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement, the applicable prospectus supplement and any other offering material in their entirety.

The applicable prospectus supplement will describe the following terms, where applicable, of any warrants issued under this registration statement:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

The prospectus supplement relating to any warrants to purchase securities may also include, if applicable, a discussion of certain considerations with U.S. federal income tax laws and the federal Employee Retirement Income Security Act.

Warrants for the purchase of common stock, preferred stock, depositary shares, and debt securities will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. Prior to the exercise of any warrants to purchase our securities, holders of the warrants will not have any of the rights of holders of the underlying securities purchasable upon exercise, including the right to vote or to receive any payments of dividends or interest.

Each warrant will entitle its holder to purchase the number of shares of common stock or preferred stock, or the number of depositary shares, senior debt securities, or subordinate debt securities at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement and warrant agreement. The applicable prospectus supplement will specify the place or places where and the manner in which the warrants may be exercised. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will forward the purchased securities as soon as practicable. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF UNITS

In this section, we describe the general terms and provisions of the units that we may offer from time to time. We may issue units comprising of one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have all the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement will specify the following terms of any units issued under this registration statement:

•	the terms of the units and of any of the common stock, preferred stock, depositary shares, senior debt securities, subordinate debt securities and warrants comprising the units;

•	a description of the terms of any unit agreement governing the units, including whether and under what circumstances the units may be traded separately;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units or the securities comprising those units; and

•	whether the units will be issued fully registered or in global form.

The description in the applicable prospectus supplement and other offering material of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement, see “Where You Can Find More Information.” We urge you to read the applicable unit agreement, the applicable prospectus supplement and any other offering material in their entirety.

PLAN OF DISTRIBUTION

We are registering common stock, preferred stock, debt securities, warrants, depositary shares and units with an aggregate offering price not to exceed $170,000,000, to be sold by us under a “shelf” registration process. In addition, on behalf of the selling stockholders, we are registering 4,878,049 shares of our common stock for resale by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale by them.

Sales of securities covered by this prospectus may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions.

To the extent required, this prospectus will be amended or supplemented from time to time to describe a specific plan of distribution for an offering of the securities covered by this prospectus.

We and/or the selling stockholders may sell the securities in any of the following ways (or in any combination) from time to time:

•	an underwritten offering;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	on NASDAQ, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	in the case of the selling stockholders, through the distribution by any of them to its partners, members or stockholders; and

•	any other method permitted by applicable law.

In addition, each selling stockholders may sell common stock in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by us or the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders or us in amounts to be negotiated immediately prior to the sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. In addition, any selling stockholder or affiliate of a selling stockholder that is a registered broker-dealer will be deemed to be an underwriter, unless such selling stockholder purchased in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares. As a result, any profits on the sale of the common stock by such selling stockholder and any discounts, commissions or concessions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. Affiliates of a selling stockholder who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

Underwriters, dealers or any other third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any securities covered by this prospectus, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the shares (other than any shares purchased upon exercise of any over-allotment option), unless otherwise specified in the prospectus supplement. We or the selling stockholders may use underwriters with whom we or they have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter or underwriters.

Underwriters or agents may purchase and sell the securities in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the shares and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.

The specific terms of the lock-up provisions, if any, in respect of any given offering will be described in the applicable prospectus supplement.

We will make copies of this prospectus available to the selling stockholders upon reasonable request. We and/or the selling stockholders may indemnify an underwriter, broker-dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholders may elect to make a pro rata in-kind distribution of their shares of common stock to their respective members, partners or shareholders. In such event, we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the common stock acquired in the distribution.

We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Keevican Weiss Bauerle & Hirsch LLC, Pittsburgh, Pennsylvania.

EXPERTS

The consolidated financial statements of TriState Capital Holdings, Inc. and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.tscbank.com. Our website is not a part of this prospectus and information on, or accessible through, our website is not part of this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 0001380846) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those filings, documents or the portions of those documents not deemed to be filed, including any information furnished pursuant to Items 2.02 or 7.01 of a Current Report on Form 8-K) (i) after the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) after the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (as filed with the SEC on February 14, 2017), including portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2017 and are incorporated by reference therein;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2017 (as filed with the SEC on October 30, 2017), June 30, 2017 (as filed with the SEC on July 31, 2017) and March 31, 2017 (as filed with the SEC on May 1, 2017);

•	Current Reports on Form 8-K filed with the SEC on January 18, 2017, May 23, 2017, July 19, 2017, August 24, 2017, and September 18, 2017; and

•	The description of our common stock contained in our Registration Statement on Form 8-A12B filed with the SEC on May 6, 2013, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

TriState Capital Holdings, Inc.

Attention: Investor Relations

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, PA 15219

(412) 304-0304

Those copies will not include exhibits unless the exhibits have specifically been incorporated by reference in this documents or you specifically request them.

2,200,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

May 22, 2018